UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Republic First Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

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Republic First Bancorp, Inc.

Two Liberty Place, 50 South 16th Street, Suite 2400
Philadelphia, Pennsylvania 19102

March 23, 2021

Dear Shareholder:

You are cordially invited to attend the 2021 Annual Meeting of Shareholders of Republic First Bancorp, Inc. (the “Company”) to be held on Tuesday, April 27, 2021 at 5:00 PM, local time, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102. As a result of public health and travel guidance related to the COVID-19 pandemic, you will also be able to attend the Annual Meeting through our virtual platform which can be accessed at www.virtualshareholdermeeting.com/FRBK2021. We may announce alternative arrangements for the meeting, which could include switching to a virtual only meeting format or changing the date or location of the annual meeting if circumstances require such a change. If we take this step we will announce any changes in advance through a press release in addition to other means of communication as required by applicable state law.

At the annual meeting, shareholders will be asked to consider and vote upon (i) the election of three Class II Directors to the Company’s board of directors to serve until the 2024 annual meeting of shareholders or until their successors are elected and qualified; (ii) consideration of a new equity incentive plan to replace the Company’s existing plan; (iii) the approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement; (iv) the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2021; and (v) any such other business as may properly come before the meeting or any postponement or adjournment thereof.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the meeting in person or through our virtual platform. We urge you to mark, sign and date your proxy card and return it in the envelope provided, even if you plan to attend the annual meeting. You may also vote by telephone or internet with the provided instructions. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Enclosed with your proxy materials is a copy of our 2020 Annual Report to Shareholders. Thank you for your continued support of Republic First Bancorp, Inc. We look forward to seeing you at the meeting.

Very truly yours, Vernon W. Hill, II Chairman and Chief Executive Officer

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REPUBLIC FIRST BANCORP, INC.

Two Liberty Place, 50 S. 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the 2021 Annual Meeting of Shareholders of Republic First Bancorp, Inc. (the “Company”) will be held on Tuesday, April 27, 2021 at 5:00 PM, local time, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102. You will also be able to attend the Annual Meeting, vote and submit your questions during the meeting through our virtual platform which can be accessed at www.virtualshareholdermeeting.com/FRBK2021. For additional details about the virtual platform, please see the “Information About the Annual Meeting” section of this proxy statement beginning on page 1.

At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters:

1.	The election of three Class II Directors to the Company’s board of directors to serve until the 2024 annual meeting of shareholders or until their successors are elected and qualified.

2.	The approval of the 2021 Equity Incentive Plan of Republic First Bancorp, Inc.

3.	The approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement.

4.	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2021.

5.	Any other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only shareholders of record of the Company at the close of business on March 8, 2021, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Your vote is very important. Whether or not you plan to attend the annual meeting, please complete and sign the enclosed proxy card and return it promptly to the Company in the enclosed envelope, which requires no postage if mailed in the United States, or vote by telephone or internet.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholders Meeting to be held on April 27, 2021

This proxy statement and the 2020 annual report to shareholders are available on the internet at www.proxyvote.com . If you would like to receive proxy materials related to this shareholder meeting, or any of the Company’s filings with the Securities and Exchange Commission or press releases, please email your request to kbrown@myrepublicbank.com or call us at (888) 875-2265.

By Order of the Board of Directors Corporate Secretary

March 23, 2021

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** The safety of our employees, customers, and shareholders is our first priority. We will continue to monitor developments regarding the COVID-19 pandemic and prepare in the event any changes related to our annual meeting are necessary or appropriate. We may announce alternative arrangements for the meeting, which could include switching to a virtual only meeting format or changing the date or location of the annual meeting if circumstances require such a change. If we determine that any change is necessary we will make an announcement by press release in advance of the meeting, in addition to other means of communication as required by applicable law.

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REPUBLIC FIRST BANCORP, INC.

Two Liberty Place, 50 S. 16th Street, Suite 2400

Philadelphia, Pennsylvania 19102

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2021

This proxy statement is being furnished to shareholders of Republic First Bancorp, Inc., referred to in this document as “we”, “our”, “us”, or the “Company”, in connection with the solicitation by the board of directors of the Company of proxies to be voted at the annual meeting of shareholders to be held at 5:00 PM, local time, at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, PA 19102 on April 27, 2021, or such later date to which the annual meeting may be postponed or adjourned.

As a result of public health and travel guidance related to the COVID-19 pandemic, you may also attend the meeting through our virtual platform at www.virtualshareholdermeeting.com/FRBK2021. We may announce alternative arrangements for the meeting, which could include switching to a virtual only meeting format or changing the date or location of the annual meeting if circumstances require such a change. If we take this step we will announce any changes in advance through a press release, in addition to other means of communication as required by applicable law.

Republic First Bancorp, Inc. is the holding company for Republic First Bank, which does business under the name Republic Bank and may be referred to as the “Bank” throughout this document.

At the annual meeting, you will be asked to consider and vote upon the following matters:

1.	The election of three Class II Directors to the Company’s board of directors to serve until the 2024 annual meeting of shareholders or until their successors are elected and qualified.

2.	The approval of the 2021 Equity Incentive Plan of Republic First Bancorp, Inc.

3.	The approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement.

4.	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2021.

5.	Any other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Information regarding the election of directors and other proposals is included in this proxy statement. Shareholders should carefully read this proxy statement. The first date on which this proxy statement and the enclosed form of proxy are being sent to the shareholders of the Company is on or about March 29, 2021.

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TABLE OF CONTENTS

Information About the Annual Meeting	1
Proposal 1 - Election of Directors	6
Director Nominees	6
Continuing Directors	7
Board of Directors and Committees	10
Director Independence	10
Meetings of the Board and Attendance	11
Board Committees	11
Audit Committee Report	12
Shareholder Communications	16
Security Ownership of Certain Beneficial Owners and Management	17
Executive Officers and Compensation	20
Executive Officers	20
Compensation Discussion and Analysis	21
Overview of Compensation of Changes for 2020	24
Compensation Committee Report	29
Executive Compensation	30
Potential Payments Upon Termination or Change in Control	38
Chief Executive Officer Pay Ratio Disclosure	40
Director Compensation	41
Services and Employment Agreements with Chairman and Chief Executive Officer	42
Certain Relationships and Related Transactions	43
Transactions with Related Persons	43
Review, Approval or Ratification of Transactions with Related Persons	44
Code of Ethics	44
Proposal 2 - Approval of 2021 Equity Incentive Plan	45
Proposal 3 - Advisory Vote on Executive Compensation	50
Proposal 4 - Ratification of Independent Registered Public Accounting Firm	51
Information Regarding Independent Registered Public Accounting Firm	52
Delinquent Section 16(a) Reports	53
Other Matters	53
Shareholder Proposals	53
Reports and Other Documents	54

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INFORMATION ABOUT THE ANNUAL MEETING

What is on the agenda for the annual meeting?

The agenda for the annual meeting includes:

●	The election of three Class II Directors to the Company’s board of directors to serve until the 2024 annual meeting of shareholders or until their successors are elected and qualified.

●	The approval of the 2021 Equity Incentive Plan of Republic First Bancorp, Inc.

●	The approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement.

●	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2021.

●

Any other business as may properly come before the annual meeting or any postponement or adjournment thereof. We are not aware of any such other matters that may properly come before the annual meeting at the present time.

Who can vote?

Only shareholders of record, as shown on the transfer books of the Company at the close of business on March 8, 2021 (the “Record Date”) will be entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment thereof. Each share of common stock you own as of the record date entitles you to one vote for each director to be elected in the election of directors and one vote on each other matter to be presented at the annual meeting. As of March 8, 2021, there were 58,867,653 shares of common stock outstanding and entitled to vote.

How do I vote if shares are held directly in my name?

If you hold your shares directly in your name and not through a bank, brokerage firm or other nominee, you may vote your shares in one of the following ways:

●	Voting By Mail: If you choose to vote by mail, complete the enclosed proxy, date and sign it, and return it in the postage-paid envelope provided.

●

Voting By Telephone: If you choose to vote by telephone, call toll-free (800) 690-6903 and follow the instructions provided on the recorded message. Please note telephone votes must be cast prior to 11:59 PM, EDT, April 26, 2021.

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Voting By Internet: If you choose to vote by internet, log onto www.proxyvote.com and follow the instructions outlined on such secure website. Please note internet votes must be cast prior to 11:59 PM, EDT, April 26, 2021.

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In Person: If you choose to vote in person, come to the annual meeting and cast your vote. If you attend the annual meeting, you may vote your shares in person even if you have previously submitted a proxy.

●

Virtual Attendance: If you choose to attend the annual meeting through our virtual platform you will have the ability to vote your shares at the annual meeting, or revoke or change a previously submitted vote, through the virtual platform.

If you vote electronically via the internet, by telephone, or by attending the meeting through the virtual platform, you will need your shareholder control number (your shareholder control number can be found on your proxy card).

If you hold your shares in street name or through a bank, brokerage firm or other nominee, see “How do I vote if shares are held in street name or through a bank, brokerage firm or other nominee?” for instruction on how to vote your shares.

How do I vote if shares are held in street name or through a bank, brokerage firm or other nominee?

If you hold your shares in street name or through a bank, brokerage firm or other nominee, you will need to vote your shares by providing voting instructions to your bank, brokerage firm or other nominee, in accordance with the voting instruction form provided to you by your bank, brokerage firm or other nominee, or by obtaining a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote those shares at the annual meeting. Only with a legal proxy from your bank, brokerage firm or other nominee can you cast your vote in person at the annual meeting.

How are proxies being solicited?

This proxy solicitation is being made by and at the direction of the board of directors of the Company, and the Company will pay all expenses relating to the solicitation. In addition to the use of the mails, proxies may be solicited personally, by telephone or by other electronic means by officers, directors and employees of the Company and the Bank, who will not be compensated for such solicitation activities. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse those persons for their reasonable expenses.

How will my proxy be voted?

If you are a record shareholder and you submit a signed proxy card or submit your proxy by telephone or the internet but do not indicate how you want your shares voted, the persons named in the enclosed proxy will vote your shares of common stock:

●	“FOR” the election of each of the board’s director nominees named in this proxy statement;

●	“FOR” the approval of the Company’s 2021 Equity Incentive Plan;

●	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement;

●	“FOR” the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2021.

With respect to any other matter that properly comes before the annual meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy will vote your shares of common stock in their discretion in accordance with their best judgment and in the manner they believe to be in the best interest of the Company.

If you hold your shares of the Company’s common stock in “street name” (that is, through a broker or other nominee) and fail to instruct your broker or nominee as to how to vote your shares of common stock the broker or other nominee may generally vote on “routine” matters, but cannot vote on “non-routine” matters under the rules of various national and regional securities exchanges. If the broker or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares on such matter, which is often referred to as a “broker non-vote.” The election of directors, the approval of the new equity incentive plan, and the advisory vote on named executive officer compensation are considered non-routine matters under applicable regulatory rules. The ratification of BDO USA, LLP as our independent registered public accounting firm for the 2021 fiscal year is considered routine under applicable regulatory rules. Therefore, if you hold your shares in “street name” and fail to instruct your broker or nominee as to how to vote your shares of common stock on the ratification of the appointment of BDO USA, LLP as independent registered public accounting firm for 2021, your broker or other nominee has discretionary voting authority to vote your shares on such proposal.

Can I revoke my proxy or change my vote after submitting my proxy?

Proxies may be revoked at any time prior to being voted at the annual meeting. You may revoke a proxy before its exercise by filing written notice of revocation with our Secretary before the annual meeting. After voting, you may change your vote one or more times by completing and returning a new proxy to our Secretary, by voting again by internet or telephone as described in this proxy statement, or by voting in person at the annual meeting. You may request a new proxy card from our Secretary. You may also vote your shares, or revoke or change a previously submitted vote, through the virtual platform. The last vote received chronologically will supersede any prior votes. The deadline for registered shareholders to change their vote by internet or telephone is 11:59 PM, EDT, on April 26, 2021. All requests and correspondence with our Secretary should be mailed to Republic First Bancorp, Inc., Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania 19102, Attention: Kemma Brown, Corporate Secretary.

What constitutes a quorum at the annual meeting?

We need a quorum of shareholders to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares of common stock are represented in person or by proxy at the annual meeting. Abstentions and broker non‑votes are counted as present for the purpose of establishing a quorum. If the annual meeting is adjourned because of the absence of a quorum, those shareholders entitled to vote who attend the adjourned annual meeting, although constituting less than a quorum as provided herein, shall nevertheless constitute a quorum for the purpose of electing directors. If the annual meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, shareholders who are entitled to vote and who attend the adjourned annual meeting, even though they do not constitute a quorum as described above at the adjourned meeting, will constitute a quorum for the purpose of acting on any matter described in the Notice of annual meeting.

Can I attend the annual meeting and vote in person?

Yes. If governmental restrictions or other public health policies or concerns related to the COVID-19 pandemic do not prevent us from holding the meeting in person, the annual meeting will be held at The Union League of Philadelphia which is located at 140 South Broad Street, Philadelphia, PA 19102. If you attend the annual meeting you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the Annual Meeting.

Can I attend the annual meeting on a virtual basis through the internet?

Yes. Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our shareholders, you will be able to attend the annual meeting through our virtual platform. Shareholders will be deemed to be “present” if they access the meeting through the virtual platform. We have designed our virtual format to enhance, rather than constrain, shareholder access to the meeting. Virtual attendance capabilities will provide shareholders with the ability to participate and ask questions during the meeting. Shareholders will also have the ability to vote their shares at the annual meeting, or revoke or change a previously submitted vote, through the virtual platform.

You can access and participate in the annual meeting as a shareholder by visiting www.virtualshareholdermeeting.com/FRBK2021. You must enter a 16-digit voting control number which can be found on your proxy card, voting instruction form, or notice received previously with your annual proxy statement. If you do not have a control number, you may elect to participate in the meeting as a “Guest”, but you will not have access to vote your shares or ask questions during the meeting.

How many votes are required for the election of directors (Proposal 1)?

For Proposal 1, directors are elected by a plurality vote of shares of common stock cast in person or by proxy at the annual meeting, provided a quorum is present. A “plurality” means that the individuals who receive the largest number of affirmative votes cast are elected as directors up to the maximum number of directors to be chosen at the annual meeting. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect on the result. Broker non-votes will have no effect on the outcome of the vote. Shareholders are not entitled to cumulative voting in the election of directors.

How many votes are required for the approval of the Company’s 2021 Equity Incentive Plan (Proposal 2)?

Proposal 2 will be approved if a majority of the votes represented in person or proxy at the annual meeting and entitled to vote are voted FOR the proposal. Abstentions will have the same legal effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.

How many votes are required for the advisory vote to approve named executive officer compensation (Proposal 3)?

We are required to submit a proposal to shareholders for a non‑binding advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Exchange Act. Proposal 3 will be approved if a majority of the votes represented in person or by proxy at the annual meeting and entitled to vote are voted FOR the proposal. Abstentions will have the same legal effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.

How many votes are required for the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 4)?

Proposal 4 will be approved if a majority of the votes represented in person or proxy at the annual meeting and entitled to vote are voted FOR the proposal. Abstentions will have the same legal effect as votes against the proposal. Brokers or other nominees will have discretion to vote on Proposal 4. If shareholders ratify the selection of BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the audit committee determines that a change is in the best interest of the Company.

How many votes are required for any other proposals that may properly come before the annual meeting?

Generally, any other proposals that may properly come before the annual meeting or any postponement or adjournment thereof will be approved if a majority of the votes at the annual meeting and entitled to vote thereon are voted in favor of the action, unless otherwise provided by express provision of law or by our articles of incorporation or our bylaws. Abstentions, but not broker non‑votes, will have the same legal effect as votes against any other proposal. Broker non-votes will not count as votes against any proposal at the annual meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s by‑laws provide that the board may consist of not less than five directors and not more than twenty-five directors, classified into three classes, as nearly equal in number as possible, with the specific number of directors fixed from time to time by resolution of the board. The members of one class of directors are elected at each annual meeting and each class of directors serves for approximately three years. The classes of directors have been designated as “Class I,” “Class II” and “Class III.”

The board has currently fixed the number of directors at eight. The Class I Directors are Harry D. Madonna and Brian P. Tierney, Esq.; the Class II Directors are Lisa R. Jacobs, Esq., Harris Wildstein, Esq. and Andrew B. Cohen; and the Class III Directors are Vernon W. Hill, II, Barry L. Spevak and Theodore J. Flocco, Jr. The incumbent Class I Directors will continue in office until the Company’s 2023 Annual Meeting of Shareholders and the incumbent Class III Directors will continue in office until the Company’s 2022 Annual Meeting of Shareholders. All directors will hold office until the annual meeting of shareholders at which their terms expire and until the elections and qualifications of their successors.

Upon the recommendation of the nominating and governance committee of our board of directors, our board has nominated Lisa R. Jacobs, Harris Wildstein and Andrew B. Cohen for re-election as Class II Directors to serve until the Company’s 2024 annual meeting of shareholders and thereafter until their successors are elected and qualified. All of the director nominees have agreed to stand for election. In the event, however, that, for any reason, one or more director nominees becomes unavailable for election or service as director, the board may designate a substitute nominee or nominees to replace him or them and the persons designated in the enclosed proxy will vote for the election of such other person or persons as the board may recommend.

The specific backgrounds and qualifications of our current directors and director nominees are reflected in each person’s biography below.

Director Nominees

The following individuals have been nominated for election to the board as Class II Directors, to serve until the 2024 Annual Meeting of Shareholders and until their successors are elected and qualified.

Lisa R. Jacobs, Esq., age 62, has been a director of the Company and the Bank since February 2017. Ms. Jacobs has been a partner at DLA Piper LLP since 2011, which is a global law firm specializing in business law and is the Chair of its Philadelphia office corporate group. She represents businesses, institutional clients and individuals in domestic and international matters including complex corporate finance matters, institutional and private equity financings, asset securitizations, private placements, mergers and acquisitions and governance issues. Ms. Jacobs is active in a number of national and regional professional organizations, as well as in national and local politics. She is a member of the American Law Institute, the Uniform Law Commission, the American College of Commercial Finance Lawyers and the Pennsylvania Department of State Corporations Advisory Board. Ms. Jacobs is also active in several civic and charitable organizations including the Museum of the American Revolution, Teen Cancer America, and serves on the board of directors of Philadelphia-Freedom Valley YMCA and the Women Business Collaborative (a national organization focusing on increasing women’s participation in leadership and on boards of American businesses). Ms. Jacobs’ wide ranging experience as an attorney provides the Company with valuable experience in matters of corporate law and governance issues. In addition, her active participation in numerous professional, civic and charitable organizations provides respected leadership skills and insightful management perspective.

Harris Wildstein, Esq., age 75, has been a director of the Company and the Bank since 1988. From 1999 through November 2012, Mr. Wildstein served as a director of First Bank of Delaware. Since September 2004, Mr. Wildstein has been an owner and officer of Lifeline Funding, LLC, a pre‑settlement funding organization. He has been the Vice President of R&S Imports, Ltd., an automobile dealership, since 1977, and president of HVW, Inc., an automobile dealership, since 1982. Mr. Wildstein’s background in owning and managing multiple businesses has made him sophisticated in the analysis of financial matters and offers the board insight into understanding the many customers that the Bank serves today. Mr. Wildstein also provides the board with valuable leadership and management perspectives and business acumen.

Andrew B. Cohen, age 49, has been a director of the Company and the Bank since June 2017. Mr. Cohen is the Co-founder of Cohen Private Ventures, LLC, an investment management firm which provides long-term capital funding, primarily through direct private investments and other opportunistic transactions. He has been the Chief Investment Officer of Cohen Private Ventures, LLC since 2014. Mr. Cohen is also a member of the board of directors of several other companies including the New York Mets Baseball Club, Laureate Education, Inc., and the National Advisory Board of Johns Hopkins Berman Institute of Bioethics. Mr. Cohen’s background and experience in evaluating companies when making investment decisions and assessing financial performance of those companies on a regular basis provides the board with valuable knowledge and business acumen across multiple industries. In addition, his participation on various other boards demonstrates leadership experience and a strong background in corporate governance matters.

Continuing Directors

Each of the following individuals is an incumbent director who will continue to serve as a director of the Company until the end of his respective term or until a successor is elected and qualified.

Class I Directors

Harry D. Madonna, age 78, has served as president of the Company since 2001. In February 2021 he was also named as Chairman Emeritus of the Company. He previously served as chief executive officer of the Company from 2001 through February 2021. Mr. Madonna also served as chairman of the Bank from 1988 through February 2021 and chief executive officer of the Bank from 2001 through February 2021. He served as chairman of the Company from 1988 to 2016 and served as the Bank’s president from 2001 until May 2010. From 1999 through November 2012, Mr. Madonna served as executive chairman of First Bank of Delaware and served as its chief executive officer from January 2002 until July 2008. Mr. Madonna was of counsel to Spector Gadon & Rosen, PC, a general practice law firm located in Philadelphia, Pennsylvania from January 1, 2002 until June 30, 2005 and prior to that, was a partner of Blank Rome LLP, a law firm located in Philadelphia, Pennsylvania from 1980 until December 2001. Mr. Madonna’s background as an attorney and years of experience with the Bank provides him with the skills to serve on the board of both the Company and the Bank. Mr. Madonna’s position within the Company and the Bank also provides him with intimate knowledge of our business, results of operations and financial condition.

Brian P. Tierney, Esq., age 64, has been a director of the Company and the Bank since April 2011. He has also served as chief executive officer of Brian Communications, a strategic communications agency, and as chairman of Real Time Media, an interactive marketing services agency since November 2010. He was publisher of The Philadelphia Inquirer and Daily News and chief executive officer of its parent company, Philadelphia Media Holdings LLC, from June 2006 and August 2006, respectively, until October 2010. He previously served as chairman and chief executive officer of Tierney Holdings LLC, a private investment firm. From June 2004 to March 2005, he was vice chairman of Advanta Corp. Prior to that period, he was the founding partner of T2 Group, a strategic communications firm, from November 2003 until it was sold to Advanta Corp. Before T2, Mr. Tierney founded Tierney Communications in 1989, which grew into one of the largest strategic communications agencies in Philadelphia, before selling it to Interpublic Group (IPG). Mr. Tierney has served as a director on a variety of civic, educational and charitable boards, and previously was the longest serving member of the board of directors for Nutrisystem, Inc., a publicly traded corporation and leading provider of home-delivered weight-loss meal plans, which was later sold to Tivity Health (TVTY). Mr. Tierney has a strong corporate leadership background, having served as a chief executive officer and having held additional management positions at several companies. He currently serves on the board of The Graham Company, a 100% employee-owned company through an ESOP Trust. His prior service as a director on the board of another public company and as well as his current member of other boards also provides insight on corporate governance issues.

Class III Directors

Vernon W. Hill II, age 75, has been a director and chairman of the Company since 2016. In February 2021, he was named to the additional role of chairman of the Bank and chief executive officer of the Company and the Bank. Mr. Hill was previously the chairman, chief executive officer, and president of Commerce Bancorp, Inc. which he founded in 1973. Under his direction, Commerce Bank grew from one location in Marlton, N.J. to more than 450 branches along the east coast of the U.S. with over $50 billion in assets before its sale in 2007. He is often credited with reinventing the concept of American banking. His book titled “Fans Not Customers: How to Create Growth Companies in a No Growth World” is based on the concept that it is better to have fans rather than customers and that businesses should compete on service instead of price. Mr. Hill was also the chairman and founder of Metro Bank in the U.K., Britain’s first new High Street bank in over 100 years, from 2010 until 2019. He also is a partner in a real estate development firm which has developed numerous shopping centers and retail locations. Mr. Hill’s experience in banking for over forty-five years provides the Company and the Bank with leadership skills and knowledge required to successfully operate and grow financial institutions. His experience in real estate and other businesses also offers the board valuable insight to execute its expansion strategy. Further, as the chairman and chief executive officer of the Company and the Bank, Mr. Hill acts as the liaison between the board of directors and the management team and assists the board in its oversight of the Company and the Bank.

Theodore J. Flocco, Jr., C.P.A., age 76, has been a director of the Company and the Bank since 2008. Before his retirement from Ernst & Young LLP, Mr. Flocco was a general audit partner and advised many of the largest SEC regulated clients of the Philadelphia office for more than 35 years, including several regional and local banks. Mr. Flocco has experience in the banking, mutual fund, real estate and manufacturing and distribution industries. His responsibilities at Ernst & Young LLP included consulting with senior executives and directors of companies on accounting and strategic business issues, mergers and acquisitions, public offerings and SEC registrations. He has extensive experience in the public offering market through his involvement in more than 100 public equity and debt offerings. Mr. Flocco’s experience in public accounting and SEC matters provides the board with depth in matters related to accounting, SEC financial reporting and shareholder communication and also qualifies him as a financial expert to serve on the board’s audit committee.

Barry L. Spevak, C.P.A., age 60, has been a director of the Company and the Bank since April 2004. He has also been a partner with Downey, Spevak and Associates, Ltd., a certified public accounting firm, since 1991 and has previously served as the treasurer of the Recording for the Blind and Dyslexic. Mr. Spevak’s experience as a certified public accountant qualifies him as a financial expert and his financial accounting background provides the board with an understanding of financial statements, accounting and operational and financial controls. He also provides the Company with general business knowledge.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF OUR NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY TO SERVE UNTIL THE 2024 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

BOARD OF DIRECTORS AND COMMITTEES

Director Independence

The Company’s common stock is listed on the NASDAQ Global Market and the Company’s board of directors has determined the independence of the members of its board and committees under the NASDAQ listing standards. The Company’s board of directors determined that under these standards Messrs. Cohen, Flocco, Spevak, Tierney, Wildstein and Ms. Jacobs, constituting a majority of the members of the Company’s board of directors, are independent, and that all of the members of the audit, nominating and governance, and compensation committees are independent (as defined under the applicable SEC rules and the listing standards of NASDAQ). The Company’s only directors who were determined to not be independent were Mr. Madonna and Mr. Hill.

The board does not have a policy regarding the separation of the roles of chief executive officer and chairman of the board as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board. Accordingly, the board periodically reviews its leadership structure.

In December 2016, the board elected Vernon W. Hill, II as a director and appointed Mr. Hill chairman of the board of directors. Given Mr. Hill’s extensive background in the financial services industry and his status as a significant shareholder of the Company, the board believed that Mr. Hill’s appointment as Chairman was in the best interest of the Company and its shareholders. Harry D. Madonna continued to serve in the role of Chief Executive Officer and President of the Company. The role of chairman and chief executive officer remained separate from 2016 through the beginning of 2021, as the Company initiated its aggressive growth and expansion strategy. The separation of roles allowed for Mr. Madonna to focus on the day-to-day leadership required for execution of the strategy, while Mr. Hill focused on strengthening the franchise and increasing overall shareholder value.

In February 2021, Mr. Hill was named to the additional role of chief executive officer. The board believes that this leadership structure is appropriate for the Company moving forward, in that the combined role of chairman of the board and chief executive officer promotes unified leadership and direction for the Company, allowing for a single, clear focus for management to execute the Company’s strategy and business plan. The board also believes that the Company’s chief executive officer is best situated to serve as chairman of the board because of his familiar knowledge of the Company’s business and industry, and is best positioned to effectively identify strategic priorities and lead the execution of corporate strategy. Independent directors and management have different views and roles in the development of a strategic plan. The Company’s independent directors bring experience, oversight and expertise from outside the Company and often the industry, while the chief executive officer brings Company-specific and industry-specific experience and expertise.

We have a relatively small board, a majority of which is independent under Nasdaq listing standards. Each independent director has direct access to our chairman of the board and chief executive officer, as well as to our president and other members of the senior management team. The independent directors are also given the option at every board meeting to meet in executive session without management present.

The board oversees the Company’s risk management, satisfying itself that our risk management practices are consistent with our corporate strategy and are functioning appropriately. While a degree of risk is inherent in any business activity, the board strives to ensure that risk management is incorporated into the Company’s culture, and to foster risk-aware and risk-adjusted decision-making throughout the organization. We believe our risk management processes are set up to bring to the board’s attention our material risks and permit the board to understand and evaluate how those risks interrelate and how management addresses them.

Our board performs its risk oversight function in several ways. The board establishes standards for risk management by approving policies that address and mitigate the Company’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, and liquidity risk, as well as Bank Secrecy Act/Anti-Money Laundering compliance. The board also monitors, reviews, and reacts to our risks through various reports presented by management, internal and external auditors, and regulatory examiners. The board conducts certain risk oversight activities through its various committees which have direct oversight over specific functional areas. Our asset/liability committee, or ALCO, is also comprised of directors and members of senior management and has primary responsibility for risks associated with our exposure to fluctuations in interest rates and our liquidity needs. Our audit committee is responsible for risks associated with our financial reporting and internal controls, and our compensation committee is responsible for risks associated with our compensation practices. Notwithstanding that each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks.

Meetings of the Board and Attendance

The Company’s board of directors met on eight occasions during 2020. All of the directors attended at least 75% of the meetings of the board and of the committees of which they were members. The average attendance rate for all meetings of the board and its committees was 99% during 2020. While the Company does not have a formal policy on director attendance at annual meetings of shareholders, all directors are encouraged to attend the meeting. In 2020, all of the directors were present at the annual meeting of shareholders.

Board Committees

The Company’s board of directors conducts much of its business through committees, including a standing audit committee, nominating and governance committee, and compensation committee. Each of these committees operate under a charter which can be found on the Company’s website at www.myrepublicbank.com under the “Investor Relations” section.

Audit Committee

The board of directors of the Company has designated a standing audit committee, currently consisting of Messrs. Flocco (chair), Spevak and Wildstein. All members of the audit committee are independent as defined under the applicable SEC rules and the listing standards of NASDAQ, including the independence criteria applicable to audit committee members. The board of directors has determined that both Mr. Flocco and Mr. Spevak qualify as audit committee financial experts, as defined in SEC rules and regulations.

The audit committee held nine meetings during 2020, and it operates under a written charter approved by the board. The responsibilities of the audit committee are to, among others:

●

assist the board of directors with the oversight of the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function and the independent registered public accounting firm;

●

establish procedures for receipt, retention, and handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

●

retain, evaluate, and where appropriate, replace the independent auditor, set the independent auditor’s compensation, oversee the work of the independent auditor and pre-approve all audit services to be provided by the independent auditor;

●

review with the independent auditor and members of management conducting the internal audit, the adequacy and effectiveness of the systems of internal controls, accounting practices, and disclosure controls and procedures of the Company and current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate;

●	make a recommendation to the board as to whether the audited financial statements should be included in the Company’s Annual Report on Form 10‑K;

●	prepare the report required to be prepared by the audit committee pursuant to the rules of the Securities and Exchange Commission, or “SEC,” for inclusion in the Company’s annual proxy statement; and

●	review in advance the public release of all financial information.

Audit Committee Report

The audit committee of the Company’s board of directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee has reviewed and discussed the audited consolidated financial statements of the Company at and for the year ended December 31, 2020, with management and the Company’s independent auditor. As required by the standards of the Public Company Accounting Oversight Board (“PCAOB”), the audit committee discussed with BDO USA, LLP (“BDO”), the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301 “Communication with Audit Committees,” issued by the PCAOB. The audit committee has received the written disclosures and the letter from BDO required by applicable requirements of the PCAOB regarding its communications with the audit committee concerning BDO’s independence and has discussed with BDO its independence.

Based upon the audit committee’s review and discussions with management and the independent registered public accounting firm referred to above, the audit committee recommended to the board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Respectfully submitted, Theodore J. Flocco, Jr. (Chair) Barry L. Spevak Harris Wildstein

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report shall not be incorporated by reference into any such filings nor shall it be deemed to be soliciting material or deemed to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Compensation Committee

The board of directors of the Company has designated a standing compensation committee, currently consisting of Messrs. Spevak (chair) and Flocco and Ms. Jacobs. The compensation committee operates under a written charter approved by the board. The charter provides, among other things, that the compensation committee be comprised of at least three members.

All members of the compensation committee have been determined by the board to be independent under NASDAQ listing standards, “non‑employee directors,” as defined in SEC Rule 16b‑3. The compensation committee held twelve meetings in 2020. The compensation committee’s responsibilities include, among others, the following:

●	review and approve the Company’s overall compensation philosophy and oversee the administration of related compensation and benefit programs, policies and practices;

●

set the compensation of the chief executive officer and other executive officers of the Company. Regarding compensation for officers other than the chief executive officer, the committee consults with the chief executive officer and the other officers of the Company as appropriate;

●

evaluate the performance of the chief executive officer and review and approve the chief executive officer’s evaluation of performance of the other executive officers in light of approved performance goals and objectives;

●

review and recommend for approval to the board cash-based incentive compensation plans, equity-based compensation plans, defined benefit and contribution plans and other welfare benefit plans or amendments or modifications to such plans;

●	grant stock options and other awards under equity-based plans;

●

review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the Company’s annual proxy statement, if required, and determine whether to recommend to the board that the CD&A be included in the proxy statement, if applicable;

●	provide the compensation committee report for inclusion in the proxy statement, if required, that complies with the rules and regulations of the Securities and Exchange Commission; and

●	retain an independent, external consulting firm to advise the compensation committee, as it deems appropriate, including the authority to approve the consultant’s fees and other retention terms.

Compensation Processes and Procedures

The compensation committee meets at such times as it determines to be necessary or appropriate, but not less than once a year. The compensation committee has the authority to establish the compensation of the chief executive officer and other executive officers of the Company and the Bank and may not delegate such authority, except to a sub‑committee. The chief executive officer has the responsibility for proposing the amount and form of compensation of the other executive officers of the Company and the Bank and the compensation committee consults with the chief executive officer on such matters.

The compensation committee is also responsible for periodically reviewing the amount and form of director compensation paid to non‑employee directors. The compensation committee recommends proposed changes in director compensation to the board as appropriate, from time to time, and any changes in director compensation are approved by the board.

Nominating and Governance Committee

The board of directors of the Company has designated a standing nominating and governance committee, currently consisting of Messrs. Wildstein (chair), Cohen, Spevak and Tierney. All members of the nominating and governance committee have been determined by the board to be independent under NASDAQ listing standards. The nominating and governance committee operates under a written charter approved by the board. This committee held one meeting in 2020.

In addition to the responsibilities described below, with regard to overseeing the selection and recommendation of board nominees, the nominating and governance committee’s responsibilities include, among other things, the following:

●

make recommendations to the board from time to time as to changes that the Committee believes to be desirable in the size of the board or any committee thereof and the establishment of any new committees of the board that the Committee believes to be necessary or desirable;

●

conduct annually an evaluation of the performance of the board as a whole and the directors in such manner as the committee deems appropriate and, through its chairperson, communicate this evaluation to the full board; and

●	maintain an orientation program for new directors and an education program for continuing directors.

The nominating and governance committee also oversees the composition and operation of the Company’s board, including identifying individuals qualified to become board members, recommending to the board director nominees for the annual meetings of shareholders, and filling vacancies occurring between annual shareholder meetings. It identifies director candidates by considering the recommendations of the Company’s directors, executive officers and shareholders, as well as those of experts and consultants of the Company. The nominating and governance committee evaluates candidates it has identified or who have been recommended to it based on the selection criteria provided in the nominating and governance committee charter and other criteria deemed relevant by the nominating and governance committee, including each candidate’s background and experience, the candidate’s ability to understand the business, financial affairs and complexities of the Company and the Company’s business, the candidate’s willingness and ability to spend the necessary time required to function effectively as a director, the candidate’s open-minded approach to matters and the resolve to independently analyze matters presented for consideration, as well as the candidate’s ability to act in the best interest of the Company’s shareholders, and the candidate’s reputation for honesty and integrity.

While the nominating and corporate governance committee does not have a formal policy regarding director diversity, it believes that the directors should encompass a range of experience, viewpoints, qualifications, attributes and skills in order to provide sound and prudent guidance to the Company’s management. The nominating and corporate governance committee considers diversity in connection with its review of each potential director candidate and is satisfied that the current composition of the board of directors reflects its commitment to diversity. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The nominating and governance committee evaluates director candidates recommended by shareholders in the same manner that it evaluates other director candidates. The procedures for shareholders to recommend director candidates are described under the heading “Shareholder Proposals and Nominations for the 2022 Annual Meeting”.

Shareholder Communications

Any shareholder may communicate with our board, or any individual member or members of the board, by directing his, her or its communication to Kemma Brown, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, PA 19102, together with a request to forward the communication to the intended recipient or recipients. In general, all shareholder communications delivered to the corporate secretary for forwarding to the board or specified board members will be forwarded in accordance with the shareholder’s instructions. The corporate secretary, however, may not forward any abusive, threatening or otherwise inappropriate materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 8, 2021, information with respect to the holdings of Company voting securities of all persons which the Company, pursuant to filings with the SEC and the Company’s stock transfer records, has reason to believe may be beneficial owners of more than five percent (5%) of the Company’s outstanding common stock, each current director or director nominee, each executive officer named in the 2020 Summary Compensation Table, and all of the Company’s director nominees, directors and executive officers as a group.

Name of Beneficial Owner or Identity of Group (1)	Number of Shares Beneficially Owned (2)		Percentage of Ownership (2)

Current Directors and Director Nominees
Vernon W. Hill, II	6,003,817	(3)	9.9%
Andrew B. Cohen	62,000	(4)	*
Theodore J. Flocco, Jr.	234,833	(5)	*
Lisa R. Jacobs	66,933	(6)	*
Harry D. Madonna	548,000	(7)	*
Barry L. Spevak	151,332	(8)	*
Brian P. Tierney	201,246	(9)	*
Harris Wildstein	985,418	(10)	1.7%

Named Executive Officers Who are not Directors
Frank A. Cavallaro	158,825	(11)	*
Andrew J. Logue	208,500	(12)	*
Jay Neilon	190,500	(13)	*
Tracie A. Young	114,925	(14)	*

All directors and executive officers as a group (12 persons)	8,956,330		14.4%

5% Percent Beneficial Shareholders
Blackrock, Inc.	7,836,367	(15)	13.3%
Camden Asset Management, LP	6,499,974	(16)	9.9%
CPV Holdings, LLC	5,606,001	(17)	9.5%
Luxor Capital Group, LP	3,967,216	(18)	6.7%
Bay Pond Partners, LP	3,618,335	(19)	6.1%
M3 Partners, LP	3,353,559	(20)	5.7%

* Represents beneficial ownership of less than 1%.

(1)

Unless otherwise indicated, the address of each beneficial owner is c/o Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA 19102. The group of directors and executive officers was determined as of March 8, 2021.

(2)

The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, common stock; and/or, (ii) investment power, which includes the power to dispose, or to direct the disposition, of common stock, is determined to be a beneficial owner of the common stock. All shares are subject to the named person’s sole voting and investment power unless otherwise indicated. Shares beneficially owned include shares issuable upon exercise of options which are currently exercisable or which will be exercisable within 60 days of March 8, 2021. Shares beneficially owned also include shares issuable upon conversion of convertible securities which are currently convertible or which will be convertible within 60 days of March 8, 2021. Percentage calculations presume that the identified individual or group exercise or convert all of his, her or their respective options and convertible securities, and that no other holders of options exercise their options or convert their convertible securities. As of March 8, 2021, there were 58,867,653 shares of the Company’s common stock outstanding. Other than those persons listed in the table above, the Company is not aware of any person, as such term is defined in the Exchange Act, that beneficially owns more than 5% of its common stock as of March 8, 2021.

(3)

Mr. Hill’s total includes 325,000 shares of common stock issuable subject to options which are currently exercisable. Also includes 2,379,000 shares held in multiple trusts of which Mr. Hill serves as a trustee. Mr. Hill owns 200,000 shares of convertible preferred stock issued by the Company which are convertible into 1,666,667 shares of common stock. A restriction on conversion included in the preferred stock instrument prohibits conversion to the extent that such conversion would cause the holder to own or control 10% or more of the common shares outstanding. Accordingly, the calculation of the number of shares beneficially owned in the table above only includes 141,200 shares of preferred stock which are currently convertible into 1,176,667 shares of common stock. Mr. Hill has pledged 1.2 million shares of common stock as collateral for a personal line of credit. The address of Mr. Hill is 14000 Horizon Way, Suite 100, Mt. Laurel, NJ 08054.

(4)

Mr. Cohen’s total includes 50,000 shares of common stock issuable subject to options which are currently exercisable. Andrew Cohen is the Co-founder and Chief Investment Officer of Cohen Private Ventures, LLC which may be deemed an affiliate of CPV Republic Investment, LLC, which holds shares of common stock as described in Footnote 17 below. Andrew Cohen does not have the power to vote on or dispose of such shares and accordingly does not beneficially own those shares.

(5)

Mr. Flocco’s total includes 118,000 shares of common stock issuable subject to options which are currently exercisable and 7,600 shares of preferred stock which are currently convertible into 63,333 shares of common stock.

(6)

Ms. Jacobs’ total includes 50,000 shares of common stock issuable subject to options which are currently exercisable and 1,000 shares of preferred stock which are currently convertible into 8,333 shares of common stock.

(7)

Mr. Madonna’s total includes 548,000 shares of common stock issuable subject to options which are currently exercisable. Mr. Madonna’s total does not include common shares held by The Evergreen Trust which is a trust fund controlled by the adult children of Mr. Madonna. The Evergreen Trust directly holds 2,550,489 shares of common stock as of March 8, 2021. Mr. Madonna does not have the right to vote, acquire or dispose of securities held by The Evergreen Trust and accordingly does not beneficially own those shares.

(8)

Mr. Spevak’s total includes 118,000 shares of common stock issuable subject to options which are currently exercisable and 1,000 shares of preferred stock which are currently convertible into 8,333 shares of common stock.

(9)

Mr. Tierney’s total includes 115,000 shares of common stock issuable subject to options which are currently exercisable and 4,000 shares of preferred stock which are currently convertible into 33,333 shares of common stock.

(10)

Mr. Wildstein’s total includes 118,000 shares of common stock issuable subject to options which are currently exercisable. Also includes 19,083 shares in trust for his daughter, and 14,032 shares held by his wife.

(11)	Mr. Cavallaro’s total includes 140,500 shares of common stock issuable subject to options which are currently exercisable.
(12)	Mr. Logue’s total includes 183,500 shares of common stock issuable subject to options which are currently exercisable
(13)	Mr. Neilon’s total includes 140,500 shares of common stock issuable subject to options which are currently exercisable.
(14)	Ms. Young’s total includes 113,500 shares of common stock issuable subject to options which are currently exercisable.
(15)

Information is derived from a Schedule 13G/A filed with the SEC on January 26, 2021 by BlackRock, Inc. The report states that BlackRock, Inc. had sole voting power over 7,083,478 common shares and sole dispositive power over 7,836,367 common shares as of December 31, 2020. The principal business office address is 55 East 52nd Street, New York, NY 10055.

16)

Information is derived from a Schedule 13G filed with the SEC on February 9, 2021, by Camden Asset Management, LP and John Wagner. The report states that each of the reporting persons named in the filing had shared voting and shared dispositive power over 6,499,974 common shares issuable upon conversion of shares of convertible preferred stock as of December 31, 2021. The principal business office address of each reporting person is 2029 Century Park East, Suite 2010, Los Angeles, CA 90067.

(17)

Information is derived from a Schedule 13D filed with the SEC on October 12, 2018 by CPV Holdings, LLC, CPV Republic Investment, LLC, and Steven A. Cohen. The report states that each of the three reporting persons named in the filing had shared voting and shared dispositive power over 5,606,001 shares as of October 11, 2018. The principal business office address is 72 Cummings Point Road, Stamford, CT 06902.

(18)

Information is derived from a Schedule 13G/A filed with the SEC on February 16, 2021 by Luxor Capital Partners, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Offshore, Ltd, Luxor Wavefront, LP, Thebes Offshore Master Fund, LP, LGC Holdings, LLC, Luxor Capital Group, LP, Luxor Management, LLC, and Christian Leone. The report states that the nine reporting persons named in the filing may be deemed to have beneficially owned 3,967,216 common shares as of December 31, 2020. The principal business office address of Luxor Capital Partners, Luxor Wavefront, LGC Holdings, Luxor Capital Group, Luxor Management, and Mr. Leone is 1114 Avenue of the Americas, 28th Floor, New York, NY 10036. The principal business office address of the Offshore Master Fund, the Offshore Ltd, and the Thebes Offshore Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(19)

Information is derived from a Schedule 13G filed with the SEC on January 15, 2021 by Bay Pond Partners, LP. The report states that the reporting person named in the filing had shared voting and shared dispositive power over 3,618,355 shares as of December 31, 2020. The principal business office address is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210.

(20)

Information is derived from a Schedule 13G/A filed with the SEC on February 12, 2021 by M3 Funds, LLC, M3 Partners, LP, M3F, Inc., Jason A. Stock, and William C. Waller. The report states that each of the five reporting persons named in the filing had shared voting and shared dispositive power over 3,353,559 shares as of December 31, 2020. The principal business office address of each of the reporting persons is 10 Exchange Place, Suite 510, Salt Lake City, UT 84111.

EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

The following sets forth certain information regarding the current executive officers of the Company and the Bank. Additional information pertaining to Vernon W. Hill, II, who is an executive officer of the Company and the Bank and also a director of the Company and the Bank, may be found in the section entitled “Proposal 1 ‑ Election of Directors.”

Vernon W. Hill, II, 75, has been a director and chairman of the Company since 2016. He was named to the additional roles of chief executive officer of the Company and the Bank and chairman of the Bank in February 2021. Mr. Hill was previously the chairman, chief executive officer and president of Commerce Bancorp, Inc. which he founded in 1973. He was also the chairman and founder of Metro Bank in the U.K. from 2010 until 2019. Metro Bank is Britain’s first new High Street bank opened in more than one hundred years.

Frank A. Cavallaro, 52, has been an executive vice president and chief financial officer of the Company and the Bank since February 2012. Mr. Cavallaro had been a senior vice president and chief financial officer of the Company and the Bank since August 31, 2009. Prior to joining the Company, Mr. Cavallaro, served as a vice president in the finance department for Commerce Bank, N.A. and its successor TD Bank, N.A. from September 1997 to August 2009. Mr. Cavallaro, a certified public accountant, has more than twenty-three years of experience in the financial services industry and, prior to that, three years of experience in public accounting with Ernst & Young LLP.

Andrew J. Logue, 63, has been president and chief operating officer of the Bank since May 2010. Mr. Logue had been executive vice president and chief operating officer of the Bank since August 20, 2008. Prior to joining the Bank, Mr. Logue, served as senior vice president/enterprise risk management for Commerce Bank, N.A. and its successor TD Bank, N.A. from March 1991 to August 2008. Mr. Logue served in various functions during his tenure at Commerce Bank, N.A.

Jay M. Neilon, 67, has been an executive vice president and chief credit officer of the Bank since February 2012. Mr. Neilon had been a senior vice president and chief credit officer of the Bank since December 31, 2008. Prior to joining the Bank, Mr. Neilon, served as senior credit officer for Commerce Bank, N.A. and its successor TD Bank, N.A. from July 1992 to December 2008. Prior to Commerce Bank, N.A., Mr. Neilon held various credit and lending positions with Fidelity Bank, Philadelphia, PA from September 1976 to July 1992.

Tracie A. Young, 51, has been an executive vice president and chief risk officer of the Bank since February 2015. Ms. Young had been a senior vice president and chief risk officer of the Bank since her initial date of hire on April 26, 2010. Ms. Young has over 30 years of experience in the areas of risk management and compliance for financial institutions. Prior to joining the Bank, Ms. Young served in various internal audit, compliance and risk management roles for Harleysville National Bank and Trust Company from 1992 to 2010 including the Director of Risk Management and Director of Internal Audit positions.

Compensation Discussion and Analysis

Overview of the Executive Compensation Program. The primary objective of the Company is to maximize shareholder value through the development and enhancement of its business operations. Our executive compensation program includes a number of fixed and variable compensation and benefit components typical of programs among comparable community banking and financial services companies in our local and regional marketplace. The program seeks to provide participating executives with an industry-competitive level of total compensation.

Our named executive officers receive from the Company a combination of base salary, health and welfare benefits, bonus compensation, long-term incentive compensation in the form of stock option, restricted stock or stock unit awards, and other perquisites.

Compensation Philosophy and Program Objectives. We believe that the compensation program for executives should directly support the achievement of annual, longer-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders.

We believe the current program provides sufficient levels of fixed income, in the forms of base salary and health and welfare benefits, to attract high caliber executive talent to the organization. We believe it also provides competitive annual bonus and longer-term incentive opportunities to encourage performance and to reward the successful efforts of executives.

The incentive opportunities are based on an executive’s role in our organization, individual performance and overall Company performance, maintaining a compensation program that is competitive in our industry and markets, and other factors. Our current program contains certain compensation features, provided on a selective basis, to encourage retention through long-term wealth accumulation opportunities and to assure transition support in the event of substantial organization or ownership change. These provisions are designed to support retention of good performers by the organization.

We believe that the features and composition of the current program are consistent with practices of other comparable community banking and financial services organizations in our marketplace and that the program balances the need for competitive pay opportunities at the executive level with shareholders’ expectations for reasonable return on their investment.

Program Management. The compensation committee of the board of directors has primary responsibility for the design and administration of the compensation of the chief executive officer of the Company and the Bank and makes decisions with respect to the compensation program for other executive officers. The compensation committee will consider the make-up and administration of the executive compensation program in light of changing organization needs and operating conditions and changing trends in industry practice.

Role of Executive Management in the Compensation Decision Process. The compensation committee is responsible for approving compensation of our chief executive officer and other executive officers. In determining the compensation of the chief executive officer of the Company and the Bank, the compensation committee considers and evaluates his individual performance, along with the overall performance of the Company, in addition to the compensation of the chief executive officers of the peer group identified below under the heading “Basis for Defining Competitive Compensation Levels and Practices.” For the other executive officers of the Company and the Bank, the chief executive officer will make recommendations to the compensation committee with respect to the compensation of such executive officers. In formulating its decisions, the compensation committee may seek information about the performance of the business, organization staffing requirements and the performance levels of incumbent executives from our chief executive officer. It may also utilize the services of our chief financial officer and other officers to the extent the compensation committee deems appropriate. None of our named executive officers had a role in recommending or setting his or her own compensation.

Program Review and Compensation Decision Process. Periodically, the compensation committee reviews information on executive compensation levels in the industry and industry program practices, reviews our compensation program, and considers adjustments to the program, salary adjustments and incentive awards. The compensation committee will examine the current compensation and benefit levels of executive officers in light of their continuing or changing roles in the business and the assessments of their individual performances by the compensation committee or the chief executive officer. It will also approve annual bonus compensation, after consideration of Company and individual performance, but which is ultimately discretionary.

The compensation committee may also be called upon to consider compensation related decisions throughout the calendar year as executives are reassigned or promoted and new executive officers join the organization. In these instances, the compensation committee will review all aspects of the executive officer’s compensation including base salary level, annual incentive opportunities, longer-term incentive awards, participation in special benefit plans, and employment contract provisions, if applicable.

Compensation Decision Factors and Considerations. The following factors typically influence compensation committee decisions on salary and benefits for our executive officers:

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Salary: executive’s overall performance during the year, changes in organization role and scope of responsibility, current salary in relation to the position’s market value, any significant changes in the industry’s pay practices for comparable positions.

●	Discretionary Annual Bonus Compensation: competitive industry practice with respect to size of awards, actual performance of the Company against budget and performance of the executive officer.

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Longer-term Incentive Awards: competitive industry practice with respect to size of awards, recent performance of the Company and the individual executive, applicable accounting rules for expensing equity awards, and shareholder concerns about dilution and overhang.

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Nonqualified Compensation and Benefits: tax rules on qualified benefit plans, likely replacement income benefits for executives compared to other categories of employees within the organization, competitive industry practice for comparable type and level of executive positions.

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Perquisites: the needs of the executive’s position, frequency of travel to other Company locations, or to meet with Company clients and prospective clients, and competitive industry practices for comparable executive roles.

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Employment Agreements: where they serve Company needs for confidentiality about business practices and plans, preservation of the customer base (non-competition and non-solicitation provisions), competitive industry practices and employee retention.

Basis for Defining Competitive Compensation Levels and Practices. The types and levels of compensation included in the Company’s executive compensation program are generally consistent with current features and programming trends among similar organizations of comparable size in our local and regional marketplace.

The compensation committee considers information about the practices of the Company’s peers and other comparable companies, as well as evolving market practices when it makes compensation decisions. The committee considers the compensation levels and arrangements of similarly situated executives in addition to other factors in connection with its decision-making process. Duties, responsibilities, and tenure with the Company are also considered in the committee’s compensation decisions.

The compensation committee may review survey reports on national and regional compensation practice within the Company’s industry group, focusing on pay levels and practices among community banking and diversified financial services institutions based in the Mid-Atlantic Region and specifically the Greater Philadelphia metropolitan marketplace, having a level of total assets comparable to our own. This range of institutions represents banking companies that are somewhat smaller and somewhat larger than the Company.

The committee reviews data from a peer group on an annual basis and updates the group as appropriate to ensure that the peer group continues to consist of financial institutions with business models and demographics similar to the Company. The financial institutions that comprise our peer group may change as a result of acquisitions, growth, expansion, and changes in the business focus of the Company or our peer institutions.

For the 2020 program planning cycle, the compensation committee reviewed executive compensation information for the following peer group, which represents fifteen publicly traded financial institutions headquartered in Pennsylvania and New Jersey with total assets between $1.5 billion and $6.7 billion, based on public information available through the internet and documents filed with the SEC.

ACNB Corporation	Lakeland Bancorp, Inc.
Bank of Princeton	Mid Penn Bancorp, Inc.
BCB Bancorp, Inc.	Orrstown Financial Services, Inc.
Bryn Mawr Bank Corporation	Parke Bancorp, Inc.
ConnectOne Bancorp, Inc.	Peapack-Gladstone Financial Corp
Cordorus Valley Bancorp, Inc.	Peoples Financial Services Corp
ESSA Bancorp, Inc.	Univest Financial Corporation
First Bank

Overview of Compensation Changes for 2020

Program Components. There are six elements in the current executive compensation program:

Base Salary. Base salary opportunities are based on industry practice for comparable jobs in similar community banking and financial service organizations comparable in size. Within the defined competitive range, an executive’s salary level is based initially on qualifications for the assignment and experience in similar level and type roles. Ongoing, salary adjustments reflect the individual’s overall performance of the job against organization expectations and may also reflect changes in industry practices. The following table outlines the adjustments to base salary compensation for 2020 approved by the Compensation Committee:

Executive	2020 Salary	2019 Salary	Change ($)	Change (%)
Harry D. Madonna	$315,000	$415,000	$(100,000)	(24%)
Frank A. Cavallaro	330,000	330,000	-	-%
Andrew J. Logue	430,000	470,000	(40,000)	(9%)
Jay Neilon	315,000	315,000	-	-%
Tracie A. Young	300,000	300,000	-	-%

During 2019, the Company continued to produce impressive results from a balance sheet perspective as total assets grew by 21%, outstanding loans increased by 22% and deposits grew by 25%. These results were driven by the success of the Company’s customer centric banking philosophy of turning customers in to FANS and delivering exceptional service across all of its delivery channels.

However, earnings during 2019 were negatively impacted by compression of the net interest margin caused by a flat and, at times, an inverted yield curve. The shape of the yield curve drove lower yields on interest earning assets and higher rates on interest bearing liabilities. In the midst of this challenging rate environment, the Company incurred costs required to execute its expansion strategy in New York City. A number of cost control measures were implemented to offset the challenges faced in growing revenue as a result of compression in the net interest margin. These measures took effect during the first quarter of 2020. The salary changes as described in the table above for the executive management team demonstrate the Company’s commitment to improve earnings performance.

Health & Welfare Benefits. Executives participate in Company’s qualified health and welfare benefits program on the same terms and conditions as all other employees of the Company.

Annual Performance Incentives. The Company pays bonus compensation which provides executives with opportunities to earn additional cash compensation in a given year. Bonus compensation is discretionary, but Company and business unit operating results and individual performance contributions are considered. Typical annual performance metrics for Company executives include net income, asset, loan and deposit growth, return on average assets, return on average equity, and successful execution of the Company’s expansion strategy. The determination of actual bonus amounts is not formulaic, but, rather, the result of a review of achievements of the individual executive officer and the performance of the Company as a whole by the chief executive officer and the compensation committee.

Longer-term Performance Incentives. Executives are eligible to participate in longer-term incentive award plans established to focus executive efforts on the strategic directions and goals of the business and to reward them for their successes in increasing enterprise value, as well as shareholder value. Awards can result in additional cash compensation or equity under our equity compensation plans. While the size of such awards may increase or decrease based on current business performance, it is the intention of the compensation committee to recommend some combination of the available awards at least annually as an incentive to focus executives’ future efforts on longer-term needs and objectives of the business.

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Equity Compensation Plan. Our equity compensation plan authorizes us to award stock options, restricted stock, stock units, and stock appreciation rights to our eligible employees, including our executives. Our compensation committee is the administrator of this Plan. We may make equity awards at the commencement of employment and from time to time to meet other specific retention or performance objectives, or for other reasons. Periodic awards are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of the chief executive officer. As of the date of this Proxy Statement, the Company has made awards for substantially all shares available for issuance under the Company’s 2014 Equity Incentive Plan, approved by shareholders at the 2014 annual meeting of shareholders. As described later in this Proxy Statement, Proposal 2 relates to consideration of a new 2021 Equity Incentive Plan. The new 2021 Equity Incentive Plan would expire ten years from the date of shareholder approval and authorize the issuance of up to 7.5 million shares of common stock for awards under the Plan.

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Deferred Compensation. The Company maintains a deferred compensation plan for the benefit of certain employees and members of the board of directors. This plan was previously frozen to new participants and Mr. Madonna is the only named executive officer who remains eligible for participation. As such, he may receive, at the compensation committee’s discretion, a company contribution in an amount determined by the compensation committee. Contributions vest three years after the plan year to which the contribution applies, or sooner upon a change of control. The value and any earnings on participant accounts are determined by the changes in value of the investments selected by the participant, including the Company’s common stock.

Nonqualified Benefits and Perquisites. We currently do not offer a nonqualified deferred compensation benefit to any of our executives, except that Mr. Madonna, as a former non‑employee director, has an account balance in a now frozen retirement income plan for directors.

Perquisites for Company executives are generally limited to automobile allowances or the use of a Company-provided automobile, and, in a very few instances, a club membership. Typically, these perquisites are provided in instances where such benefits can facilitate the conduct of business with corporate and high net worth clients.

Employment and Change in Control Agreements. We have entered into employment agreements with each of the named executive officers, in each case because the agreements served certain Company objectives and were consistent with competitive industry practices. All of the agreements include severance benefits, whether or not in connection with a change in control of the Company, and obligations of the named executive officers to maintain confidentiality about business practices and plans, and for the preservation of our operations and customer base through restrictive covenants, including noncompetition and non-solicitation provisions. See “Description of Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

2020 Compensation Decisions. The salaries of each of the named executive officers were initially set in accordance with their existing employment agreements and are subject to adjustment based on an annual review by the compensation committee. In making final decisions on compensation of the executive management team for 2020, the compensation committee assessed the individual performance of each named executive officer in addition to evaluating the overall performance of the Company during 2019.

“The Power of Red is Back” expansion campaign continued to produce impressive results from a balance sheet perspective. During 2019 total assets grew by $588 million, or 21%, driven by the success of the customer centric banking philosophy of turning customers into “FANS”. Deposit balances increased by 25% as the network of stores continued to drive new customer relationships. Loan production was also significant as outstanding balances increased by 22%.

Earnings during 2019 were negatively impacted by compression of the net interest margin. During 2019 the Bank also began incurring costs required to execute its strategic expansion into New York City. In addition to new hires, training, advertising, and occupancy expenses for the opening of the first two stores in New York during 2019, a management and lending team for this new market were also established.

Entering into 2020, a number of cost control measures were implemented to offset the challenges faced in growing revenue as a result of compression in the net interest margin. Those measures took effect during the first quarter of 2020.

Additional highlights for the year ended December 31, 2019 were as follows:

●	Total deposits increased by $606 million, or 25%, to $3.0 billion as of December 31, 2019 compared to $2.4 billion as of December 31, 2018.

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New stores opened since the beginning of the “Power of Red is Back” expansion campaign grew deposits at an average rate of $30 million per store during 2019, while the average deposit growth for all stores over the twelve month period ended December 31, 2019 was approximately $22 million per store.

●	Expansion into New York City began in 2019 with the opening of two stores located at the corner of 14th Street and 5th Avenue and the corner of 51st Street and 3rd Avenue.

●

Total loans grew $312 million, or 22%, to $1.7 billion as of December 31, 2019 compared to $1.4 billion at December 31, 2018. The success of the relationship banking strategy continued to produce growth rates far in excess of industry standards.

●	Total assets increased by $588 million, or 21%, to $3.3 billion as of December 31, 2019 compared to $2.8 billion as of December 31, 2018.

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There were twenty-nine convenient store locations open at December 31, 2019. During 2019 the Bank celebrated the grand opening of four new stores. In addition to the two stores opened in New York City, locations in Lumberton, NJ and Feasterville, PA were also opened.

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A new store was opened in Northfield, NJ early in 2020. Construction on a new store in Bensalem, PA was finished during the third quarter of 2020. There were also multiple sites in various stages of development for future store locations.

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Profitability declined during 2019 as previously described. The Company reported a net loss of $3.5 million, or ($0.06) per share, for the twelve months ended December 31, 2019 compared to net income of $8.6 million, or $0.15 per share for the twelve months ended December 31, 2018.

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The net interest margin decreased by 31 basis points to 2.85% for the twelve months ended December 31, 2019 compared to 3.16% for the twelve months ended December 31, 2018. Margin compression was driven by a flat and inverted yield curve experienced during 2019.

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The ratio of non-performing assets to total assets declined to 0.42% as of December 31, 2019 compared to 0.60% as of December 31, 2018. The Company was able to successfully liquidate the single largest non-performing asset on its books during the fourth quarter of 2019.

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The Company’s residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. The Oak Mortgage team originated more than $450 million in mortgage loans during 2019.

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Meeting the needs of small business customers continued to be an important part of the Company’s lending strategy. More than $55 million in new SBA loans were originated during the twelve-month period ended December 31, 2019. Republic continues to be a top SBA lender in its market area based on the dollar volume of loan originations.

●	The Total Risk-Based Capital ratio was 12.37% and Tier I Leverage Ratio was 7.83% at December 31, 2019.

●	Book value per common share increased to $4.23 as of December 31, 2019 compared to $4.17 as of December 31, 2018.

Status of Practices Going Forward. Payment of discretionary cash bonuses will continue to be assessed in the future based on individual performance and the operating results of the Company. Stock option grants are likely to continue with the size of awards tracking with the performance results of the business. Restricted stock or stock unit awards may also be considered as a form of equity compensation. The compensation committee will evaluate award opportunities for executives based upon an annual review of all relevant information available to them to ensure they are in line with performance results.

Employment Agreements. The compensation committee has responsibility for review of current and proposed employment agreements and will specifically authorize contract renewals and modifications.

Compliance with Sections 162(m) and 409A of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1,000,000 annually. Historically, options issued under our stock option plans were structured to qualify as “performance-based compensation” eligible for tax deductibility under Section 162(m) of the Code. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Company believes its compensation policies reflect due consideration of Section 162(m). We reserve the right, however, to use our judgment to authorize compensation payments in excess of the Section 162(m) limitations when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer’s performance. During 2020, no executive officer received compensation in excess of $1 million.

It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements.

Restrictions on Derivative Transactions and Hedging the Company’s Securities. The Company believes that ownership of its securities can effectively align the interests of directors, officers and employees with the long-term interests of shareholders. Certain transactions in the Company’s securities, however, may be considered short-term or speculative in nature, or create the appearance that incentives are not properly aligned with the long-term interests of shareholders. As a result, the Company’s policy pertaining to Material Nonpublic Information and Personal Investing prohibits directors, officers, and employees from purchasing financial investments (including equity swaps, collars and similar derivative securities) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any potential decrease in the market value of the Company’s securities.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis,” which begins on page 21 of this proxy statement, with management and, based on such review and discussions, the compensation committee recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted, Barry L. Spevak (Chair) Theodore J. Flocco, Jr. Lisa R. Jacobs, Esq.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings nor shall it be deemed to be soliciting material or deemed to be filed with the SEC under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended.

Executive Compensation

The following table shows the annual compensation of our chief executive officer, our chief financial officer and the three most highly compensated executive officers of the company other than the chief executive officer and chief financial officer for the fiscal year ended December 31, 2020. Collectively, these officers are referred to as our “named executive officers”.

2020 Summary Compensation Table

The following table shows the annual compensation of the Company’s named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Harry D. Madonna President and Chief Executive Officer (2)	2020 2019 2018	330,961 415,000 415,000	- - -	92,000 223,000 287,000	61,350 167,000 (25,626)	150,237 64,955 161,328	634,548 869,955 837,702
Frank A. Cavallaro Chief Financial Officer (3)	2020 2019 2018	342,692 320,769 287,115	10,000 50,000 40,000	36,800 90,000 86,100	- - -	30,555 29,914 26,940	420,047 490,683 440,155
Andrew J. Logue Chief Operating Officer (4)	2020 2019 2018	448,077 465,384 444,231	10,000 60,000 50,000	46,000 112,500 114,800	- - -	38,440 36,477 41,244	542,517 674,361 650,275
Jay Neilon Chief Credit Officer (5)	2020 2019 2018	327,115 312,692 302,115	10,000 50,000 40,000	36,800 90,000 86,100	- - -	29,028 29,500 28,143	402,943 482,192 456,358
Tracie A. Young Chief Risk Officer (6)	2020 2019 2018	311,538 290,769 254,231	- 50,000 40,000	36,800 90,000 86,100	- - -	23,861 22,862 22,573	372,199 453,631 402,904

(1)

The amount shown is the aggregate fair value as of the grant date in accordance with FASB ASC Topic 718. We include the assumptions used in the calculation of these amounts in the footnotes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(2)

In 2020, all other compensation includes $25,249 of automobile and transportation allowance, $12,265 for a club membership, $95,514 in premiums for supplemental term life insurance policies, $5,809 for Company paid supplemental long-term disability policy premiums, and $11,400 in matching contributions made to Mr. Madonna’s 401(k) plan account.

(3)	In 2020, all other compensation includes $19,155 of automobile and transportation allowance and $11,400 in matching contributions made to Mr. Cavallaro’s 401(k) plan account.
(4)

In 2020, all other compensation includes $23,320 of automobile and transportation allowance, $3,720 for a club membership, and $11,400 in matching contributions made to Mr. Logue’s 401(k) plan account.

(5)	In 2020, all other compensation includes $17,628 of automobile and transportation allowance and $11,400 in matching contributions made to Mr. Neilon’s 401(k) plan account.
(6)	In 2020, all other compensation includes $12,461 of automobile and transportation allowance and $11,400 in matching contributions made to Ms. Young’s 401 (k) plan account.

Grants of Plan-Based Awards in 2020

The following table sets forth information concerning the grant of plan-based awards to the Company’s named executive officers during the year ended December 31, 2020.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards ($)
Harry D. Madonna	February 27, 2020	100,000	$ 3.01	$ 92,000
Andrew J. Logue	February 27, 2020	50,000	$ 3.01	$ 46,000
Jay M. Neilon	February 27, 2020	40,000	$ 3.01	$ 36,800
Frank A. Cavallaro	February 27, 2020	40,000	$ 3.01	$ 36,800
Tracie A. Young	February 27, 2020	40,000	$ 3.01	$ 36,800

The Company’s compensation committee authorized the granting of the options in the table shown above. Options issued to Mr. Madonna represented the annual grant of options as set forth in his employment agreement. Vesting provisions are set forth in the Outstanding Equity Awards table included on pages 35 and 36.

Description of Employment Agreements

Employment Agreement with Mr. Madonna. The Company, the Bank and Mr. Madonna are parties to an amended employment agreement dated as of March 1, 2021 (the “2021 agreement” or the “agreement”), which superseded in its entirety the employment agreement dated March 10, 2017, as previously amended (the “prior employment agreement”). Mr. Madonna consented to the change in officer position in February 2021 from president and chief executive officer to president and chairman emeritus and agreed that such change would not constitute a Termination Event within the meaning of the prior employment agreement or otherwise violate the terms of the prior employment agreement. The 2021 agreement is extended on each annual anniversary date to provide for a two-year term unless either party provides written notice that such party desires to terminate the agreement within six months of the termination date. The Company and the Bank may also terminate Mr. Madonna’s employment at any time for specified events of “good reason” (as defined in the agreement). Mr. Madonna may terminate the 2021 agreement with six months prior notice. Mr. Madonna may also terminate the agreement for specified events of “good cause” (as defined in the agreement).

Mr. Madonna’s annual base salary under the 2021 agreement was set at $415,000 effective March 1, 2021. Mr. Madonna is eligible to receive annual increases in base salary at the sole discretion of the Compensation Committee of the Company after taking into account criteria determined in advance by the Committee, and bonuses based on a percent of annual base salary in the sole discretion of the Compensation Committee upon achievement of established criteria. Any additional compensation may be granted in the form of equity based awards to align his interests with those of the Company’s shareholders.

The 2021 amended employment agreement also provides for the annual issuance of options to Mr. Madonna to purchase not less than 100,000 shares of the Company’s common stock (or an equivalent value in restricted stock or stock units) effective March 1, 2021 and continuing annually thereafter so long as Mr. Madonna remains employed under the terms of the agreement. Option grants will be based on meeting or exceeding criteria established from year to year by the committee charged with the responsibility for making grants under the Company’s stock incentive plan. Such options, restricted stock or stock units will vest one year after the date of grant or earlier upon the occurrence of either a Change in Control (as defined in the agreement) or a Termination Event (as defined in the agreement) and will be granted at a per share exercise price equal to fair market value of the stock on the date of grant.

Mr. Madonna will also be entitled to certain other customary perquisites, including use of an automobile and reimbursement of related operating expenses, health and disability insurance available to all employees, and reimbursement for travel, entertainment and club dues and expenses. Under the agreement, the Company and the Bank also agree to reimburse Mr. Madonna for the cost of term life insurance policies providing a death benefit in the amount of $4.0 million. The cost to the Company of such life insurance policies from and after March 1, 2021, will reduce, on a dollar-for-dollar basis, the severance payment payable to Mr. Madonna described below.

Mr. Madonna’s agreement provides for certain severance and change in control benefits. In the event of termination of Mr. Madonna’s employment for any reason, including a merger or sale of the Company or the Bank or transfer of a majority of the stock of the Company or the Bank (any one of which shall be considered a “Change in Control”) or failure by the Company and the Bank to continue his employment at the termination of the agreement or any subsequent employment agreement, or if Mr. Madonna is not elected a member of the boards of directors of the Company or the Bank or upon agreement that Mr. Madonna is to transition from service as president and chairman emeritus to service as a non-employee director of the Company and the Bank (each a “Termination Event”), Mr. Madonna would be entitled to receive a severance payment in the amount of $1.6 million, and five years of continued health benefits. Mr. Madonna would not be entitled to any severance or other payments in the event that his employment terminates for cause, resignation by him without good cause, or as a result of his death. Subject to compliance with Section 409A of the Internal Revenue Code, all severance payments are to be made in a lump sum within 30 days after the applicable termination event.

In the event of a merger or sale or transfer of a majority of the stock of the Company or the Bank while Mr. Madonna remains employed by the Company and the Bank or remains serving as a director (or within one year after Mr. Madonna ceases to provide any services to either the Company or the Bank in any capacity), he will be entitled, in addition to any other compensation payable to him under the agreement, to a transaction bonus in an amount determined by the compensation committees of the Company and the Bank, which amount cannot be less than $1.0 million. The transaction bonus is payable within 30 days following consummation of the transaction giving rise to payment of such bonus.

The agreement provides for non-disclosure by Mr. Madonna of any confidential information relating to the business of the Company or the Bank during or after the period of his employment, except in the course of employment related duties. In the event that the amounts and benefits payable under the agreement are such that Mr. Madonna becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code, Mr. Madonna will be entitled to receive a tax gross-up payment to reimburse him for the amount of such excise taxes. He will also receive a tax gross-up payment for certain other taxes payable by him with respect to certain perquisites under the agreement.

Employment Agreements with Messrs. Logue, Cavallaro and Neilon and Ms. Young. On July 14, 2015, the Bank entered into employment agreements with each of Andrew J. Logue, President and Chief Operating Officer of the Bank; Frank A. Cavallaro, Executive Vice President and Chief Financial Officer of the Company and the Bank; Jay M. Neilon, Executive Vice President and Chief Credit Officer of the Bank; and Tracie A. Young, Executive Vice President and Chief Risk Officer of the Bank. Each of the employment agreements is for a one-year term commencing on July 1, 2015, with annual renewals thereafter absent notice of non-renewal by either party at least six months prior to an annual renewal date.

Under the employment agreements, each executive officer is entitled to receive a specified annual base salary and is eligible to participate in other compensation plans or programs maintained by the Company or the Bank for senior executive officers, including stock compensation, retirement, savings and similar plans. Each executive officer is also able to earn an annual bonus based on criteria established by the Compensation Committee of the Company’s board of directors.

In the event of termination of an executive officer’s employment, including resignation by the officer for specified events of “good reason” or a failure to continue an officer’s employment at termination of the employment agreement, the officer would be entitled to receive a lump-sum payment equal to two times the officer’s base salary in effect immediately prior to termination (the “Severance Payment”). If the executive’s employment is terminated as a result of, or in contemplation of, a change in control of the Company, the executive would be entitled to receive the Severance Payment unless the executive accepts a position after the change of control in the surviving company. No severance is payable in the event of termination of an executive’s employment for specified events of “cause,” or as a result of an executive’s death, disability or resignation without good reason.

The employment agreements include customary provisions relating to non-competition and non-solicitation of customers and employees for a period of twelve months following termination of employment. The employment agreements replace and supersede any prior employment or change in control agreements to which any of the executive officers were a party.

Stock Option Plans. The Company maintained the Stock Option Plan and Restricted Stock Plan of Republic First Bancorp, Inc., which originally became effective on November 15, 1995 and was amended and approved at the Company’s 2005 annual meeting of shareholders. We refer this plan as the “2005 Plan.” In accordance with the terms of the 2005 Plan, the Company was able to award stock options, restricted stock, and stock appreciation rights to employees, directors, and certain consultants. Under the 2005 Plan, 1.5 million shares of common stock, plus an annual increase equal to the number of shares needed to restore the maximum number of shares available for grant under the plan to 1.5 million shares, were available for such awards. As of December 31, 2015, the only grants under the 2005 Plan had been option grants. This plan provided that the exercise price of each option granted equals the market price of the Company’s stock on the date of grant. Any option granted vests within one to four years and has a maximum term of ten years. The 2005 Plan terminated on November 15, 2015 in accordance with the terms and conditions specified in the plan agreement.

In 2014, the Company adopted, and the shareholders approved, the 2014 Republic First Bancorp, Inc. Equity Incentive Plan, which we refer to as the “2014 Plan.” Under this plan the Company may award shares of the Company’s common stock through incentive or nonqualified stock options, restricted stock, stock units, and stock appreciation rights to the Company’s employees, directors, independent contractors, and certain consultants. In accordance with the terms of the 2014 Plan, 2.6 million shares of common stock, plus an annual increase equal to the greater of (i) the number of shares needed to restore the maximum number of shares available for grant under the plan to 2.6 million shares or (ii) 10% of the number of shares of outstanding common stock on the last trading day of the preceding calendar year, are available for such awards. At December 31, 2020, the maximum number of shares of common stock issuable under the 2014 Plan was 6.4 million.

The 2014 Plan provides that the exercise price of each option granted equals the fair market price of the Company’s common stock on the date of grant, except with respect to incentive stock options awarded to certain 10% shareholders, which have an exercise price of no less than 110% of the fair market value on the date of grant. All options have a maximum term of 10 years, except with respect to incentive stock options awarded to certain 10% shareholders, which have a maximum term of five years. The Company has not issued any options through the 2014 Plan under the terms and conditions applicable to 10% shareholders.

Stock options generally expire upon termination of employment for cause. In the event of a termination other than for cause, a vested incentive stock option must be exercised within three months from the date of termination of employment or within twelve months in the event of termination for disability.

Awards made under the 2014 Plan may have service and/or performance vesting requirements as determined by the Compensation Committee. Unless otherwise provided in a grant agreement, awards under the 2014 Plan will become exercisable and fully vested upon the occurrence of a change in control of the Company (as defined in the 2014 Plan). As of the date of this Proxy Statement, the Company has made awards for substantially all shares available for issuance under the Company’s 2014 Equity Incentive Plan, approved by shareholders at the 2014 annual meeting of shareholders. As described later in this Proxy Statement, Proposal 2 relates to consideration of a new 2021 Equity Incentive Plan. The new 2021 Equity Incentive Plan would expire ten years from the date of shareholder approval and authorize the issuance of up to 7.5 million shares of common stock for awards under the Plan.

Outstanding Equity Awards at December 31, 2020

The following table sets forth information concerning outstanding equity awards held by the Company’s named executive officers as of December 31, 2020.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Harry D. Madonna	100,000 100,000 100,000 100,000 100,000 12,000 12,000 12,000 12,000	100,000	3.01 6.60 8.40 8.00 3.99 3.55 3.68 2.69 1.95 3.23	(1)	February 27, 2030 February 19, 2029 February 22, 2028 February 28, 2027 February 23, 2026 March 12, 2025 February 28, 2024 March 13, 2023 February 28, 2022 February 2, 2021
Frank Cavallaro	10,000 15,000 18,750 12,000 12,000 12,000 12,000 15,000 8,000	40,000 30,000 15,000 6,250	3.01 6.60 8.40 8.00 3.99 3.55 3.68 2.69 1.95 3.23	(2) (3) (4) (5)	February 27, 2030 February 19, 2029 February 22, 2028 February 28, 2027 February 23, 2026 March 12, 2025 February 28, 2024 March 13, 2023 February 28, 2022 February 2, 2021
Andrew J. Logue	12,500 20,000 37,500 15,000 12,000 12,000 12,000 15,000 10,000	50,000 37,500 20,000 12,500	3.01 6.60 8.40 8.00 3.99 3.55 3.68 2.69 1.95 3.23	(2) (3) (4) (5)	February 27, 2030 February 19, 2029 February 22, 2028 February 28, 2027 February 23, 2026 March 12, 2025 February 28, 2024 March 13, 2023 February 28, 2022 February 2, 2021

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Jay Neilon	10,000 15,000 18,750 12,000 12,000 12,000 12,000 15,000 8,000	40,000 30,000 15,000 6,250	3.01 6.60 8.40 8.00 3.99 3.55 3.68 2.69 1.95 3.23	(2) (3) (4) (5)	February 27, 2030 February 19, 2029 February 22, 2028 February 28, 2027 February 23, 2026 March 12, 2025 February 28, 2024 March 13, 2023 February 28, 2022 February 2, 2021
Tracie A. Young	10,000 15,000 18,750 6,000 3,000 12,000 15,000	40,000 30,000 15,000 6,250	3.01 6.60 8.40 8.00 3.99 3.55 2.69 1.95	(2) (3) (4) (5)	February 27, 2030 February 19, 2029 February 22, 2028 February 28, 2027 February 23, 2026 March 12, 2025 March 13, 2023 February 28, 2022

(1)	Shares vest and become exercisable on February 27, 2022.
(2)	Shares vest and become exercisable in four equal installments each year beginning February 27, 2021, the first anniversary of the date of the grant.
(3)	Shares vest and become exercisable in four equal installments each year beginning February 19, 2020, the first anniversary of the date of grant.
(4)	Shares vest and become exercisable in four equal installments each year beginning February 22, 2019, the first anniversary of the date of grant.
(5)	Shares vest and become exercisable in four equal installments each year beginning February 28, 2018, the first anniversary of the date of grant.

Option Exercises and Stock Vested in 2020

There were no exercises of outstanding stock option awards by the Company’s named executive officers during the year ended December 31, 2020.

Pension Benefits at December 31, 2020

In 1992, the Company adopted a supplemental retirement plan for non-employee directors. The plan was frozen to new participants in 1992, but the Company continues to maintain the plan for participants who served as non‑employee directors in 1992. At that time, Mr. Madonna was a non‑employee director and he continues to be a participant in the plan. The present value of accumulated benefit was calculated based upon the actuarial present value of accumulated benefits, calculated as of December 31, 2020, as described below. The plan provides for a retirement benefit of $25,000 per year for ten years, which payments may begin at the later of actual retirement date or 65 years of age. Mr. Madonna has reached 65 years of age and the amount shown in the table above represents the present value of the accumulated benefit amount necessary to fund $25,000 annual payments over a ten year period commencing December 31, 2020, which was the end of the Company’s most recently completed fiscal year. Present value was calculated using a 4% discount rate.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (1)($)
Harry D. Madonna	Amended and Restated Supplemental Retirement Plan	28	210,883

(1)

Mr. Madonna’s years of credited service and the present value of his accumulated benefit were determined as of December 31, 2020, which is the same pension plan measurement date that the Company used for financial statement reporting purposes with respect to its audited financial statements for the fiscal year ended December 31, 2020. Years of credited service reflect the number of years since the plan was adopted.

Nonqualified Deferred Compensation at December 31, 2020

The Company maintains a deferred compensation plan for the benefit of certain officers and directors. In 2009, the Compensation Committee prohibited any additional individuals from participating in the plan. Mr. Madonna is the only named executive officer who is an eligible participant. The plan permits participants to make elective contributions to their accounts, subject to applicable provisions of the Internal Revenue Code. In addition, the Company may make discretionary contributions to participant accounts. Company contributions are subject to vesting, and generally vest three years after the end of the plan year to which the contribution applies, subject to acceleration of vesting upon certain changes in control (as defined in the plan) and to forfeiture upon termination for cause (as defined in the plan). Participant accounts are adjusted to reflect contributions and distributions, and income, gains, losses, and expenses as if the accounts had been invested in permitted investments selected by the participants, including Company common stock. The plan provides for distributions upon retirement and, subject to applicable limitations under the Internal Revenue Code, limited hardship withdrawals.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (1)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($) (2)
Harry D. Madonna	-	-	61,350	-	840,589

(1)

Mr. Madonna’s deferred compensation account is credited with gains, losses and expenses as if it had been invested in shares of a private equity fund as allowed by the plan. The amount reported is also included in the Summary Compensation Table.

(2)	Company contributions to the deferred compensation plan vested over a three-year period as defined in the plan. At December 31, 2020, the aggregate balance of $840,589 was fully vested.

Potential Payments Upon Termination or Change in Control

Termination or Change in Control Provisions in Agreements. The Company and the Bank are parties to employment agreements that provide severance benefits to the named executive officers under certain circumstances in the event of termination of their employment, including as a result of a change in control of the Company or the Bank. For a description of such agreements, see “Description of Employment Agreements.”

Termination or Change in Control Provision in Deferred Compensation Plan. Our deferred compensation plan provides that:

●	a participant is 100 percent vested as to amounts voluntarily deferred by the participant; and

●	any company contributions will be 100 percent vested upon a “change of control” (as defined in the deferred compensation plan).

A participant’s benefits in the deferred compensation plan are payable as soon as practicable following a termination of employment from the Company. Mr. Madonna is the only named executive officer who is an eligible participant in the deferred compensation plan.

Change in Control Provisions in the Company’s Equity Compensation Plans. The Company’s equity compensation plans each provide that all outstanding stock options become immediately exercisable upon a change of control of the Company (as defined in the Plans). The Plans also provide that upon a change of control of the Company, all restrictions on the transfer of restricted shares granted under the Plans which have not been forfeited prior to such date shall lapse.

The following table shows the estimated amount of payments and benefits that would be provided by the Company to the named executive officers under the plans and agreements described above, that were in effect as of December 31, 2020, assuming their employment was terminated as of December 31, 2020, for various reasons as described below.

Reason for Termination of Employment

Name of Officer and Nature or Payment	Termination by Executive for Cause or Termination by Us Without Cause	Death	Disability	Termination by Us Without Cause or Termination by Executive for Cause in Connection with Change in Control	Transition from Executive Officer to Non- Employee Board Member
Harry D. Madonna
Total cash payment (1)	$2,641,472	$1,051,472	$2,641,472	$5,237,340	$1,590,000
Stock option vesting (3)	-	-	-	-	-
Cost of continuation of benefits	522,157	-	522,157	522,157	522,157
Total	$3,163,629	$1,051,472	$3,163,629	$5,759,497	$2,112,157
Andrew J. Logue
Total cash payment (2)	$860,000	-	-	$860,000	-
Stock option vesting (3)	-	-	-	-	-
Cost of continuation of benefits	-	-	-	-	-
Total	$860,000	-	-	$860,000	-
Jay Neilon
Total cash payment (2)	$630,000	-	-	$630,000	-
Stock option vesting (3)	-	-	-	-	-
Cost of continuation of benefits	-	-	-	-	-
Total	$630,000	-	-	$630,000	-
Frank A. Cavallaro
Total cash payment (2)	$660,000	-	-	$660,000	-
Stock option vesting (3)	-	-	-	-	-
Cost of continuation of benefits	-	-	-	-	-
Total	$660,000	-	-	$660,000	-
Tracie A. Young
Total cash payment (2)	$600,000	-	-	$600,000	-
Stock option vesting (3)	-	-	-	-	-
Cost of continuation of benefits	-	-	-	-	-
Total	$600,000	-	-	$600,000	-

(1)

Represents amounts payable in accordance with terms of employment agreement including a fixed sum equal to $1.59 million as consideration for Mr. Madonna’s services to the Company prior to termination. Also includes $840,589, representing benefits payable under the deferred compensation plan, and $210,883, representing the present value of Mr. Madonna’s supplemental retirement benefits, or ten annual payments of $25,000 each, determined using a 4% discount rate. The total cash payment due in connection with a change in control includes a transaction bonus in the amount of $1.0 million plus reimbursement of certain excise taxes that may become payable in connection with this termination payment. In lieu of annual supplemental retirement benefit payments, Mr. Madonna may elect to receive an assignment of a life insurance policy, which had a cash surrender value of $264,210 at December 31, 2020. The amounts detailed above are payable within 30 days of a termination event.

(2)

Represents a lump sum severance payment due in accordance with employment agreement in an amount equal to two times the Executive’s annual base salary in effect immediately prior to termination. The amount is payable within 30 days of a termination event or in connection with a change in control unless the Executive accepts a position with the surviving company after a change in control.

(3)

Amount is based on the difference between the price of our common stock on an assumed termination date of December 31, 2020 ($2.85) and the exercise price of all unexercisable stock options listed in the “Outstanding Equity Awards at December 31, 2020” table beginning on page 35 of this Proxy Statement.

Termination of employment by an executive officer without cause or termination by the Company with cause would not result in any payments or continuation of benefits to the executive officers in the table above.

Chief Executive Officer − Pay Ratio Disclosure

The following pay ratio information is provided in accordance with the requirements of Item 402(u) of SEC regulation S-K.

For fiscal 2020, the Company’s last completed fiscal year:

•	the median of the annual total compensation of all employees of the Company (other than the Chief Executive Officer) was $59,053; and

•	the annual total compensation of the Company’s Chief Executive Officer, Harry D. Madonna, was $634,548.

Based on this information, the ratio for 2020 of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees is 11 to 1.

The following steps were taken to determine the annual total compensation of the median employee and the Chief Executive Officer:

•

As of December 31, 2020, the employee population consisted of approximately 507 individuals, including full time, part time, temporary, and seasonal employees employed on that date. This date was selected because it aligned with calendar year end and allowed identification of employees in a reasonably efficient manner.

•

For purposes of identifying the median employee from our employee population base, wages from our internal payroll records for the twelve-month period ended December 31, 2020 were used. These wages were consistent with amounts reported to the Internal Revenue Service on Form W-2 for fiscal 2020. Consistent with the calculation of the Chief Executive Officer’s annual compensation, other elements of employee compensation were considered and added, if applicable when calculating the annual total compensation for all employees.

•

In addition, the compensation of approximately 57 full time or part time employees who were hired during 2020 and employed on December 31, 2020 was annualized. No full-time equivalent adjustments were made for part time employees, of which there were approximately 25.

•	The median employee was identified using this compensation measure and methodology, which was consistently applied to all employees.

•	The amount reported in the Total column of our 2020 Summary Compensation Table was used for the total annual compensation of the Chief Executive Officer.

Director Compensation

The compensation committee reviews the components of director compensation on an annual basis. When establishing compensation levels for 2020, the committee reviewed director compensation information for the same peer group evaluated when assessing executive compensation levels. This peer group included fifteen publicly traded financial institutions headquartered in Pennsylvania and New Jersey with total assets between $1.5 billion and $6.7 billion.

The following table sets forth information regarding compensation paid by the Company to its non‑employee directors during 2020.

Director Compensation in 2020

Name	Fees Earned or Paid in Cash ($)	Option Awards (1) (2) ($)	Total ($)
Andrew B. Cohen	51,250	23,000	74,250
Theodore J. Flocco, Jr.	81,500	23,000	104,500
Vernon W. Hill II (3)	260,000	92,000	352,000
Lisa R. Jacobs, Esq.	56,750	23,000	79,750
Barry L. Spevak	74,250	23,000	97,250
Brian Tierney, Esq.	49,750	23,000	72,750
Harris Wildstein, Esq.	72,000	23,000	95,000

(1)

The amount shown is the aggregate fair value as of the grant date in accordance with FASB ASC Topic 718. We include the assumptions used in the calculation of these amounts in the footnotes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(2)

Mr. Hill received a grant of 100,000 options on February 27, 2020. Mr. Cohen, Mr. Flocco, Ms. Jacobs, Mr. Spevak, Mr. Tierney and Mr. Wildstein each received a grant of 25,000 options on February 27, 2020. Each such option vests two years after the date of grant, subject to acceleration upon consummation of a change in control. As of December 31, 2020, the following directors had the following outstanding options: Mr. Cohen, 75,000; Mr. Flocco, 143,000; Mr. Hill, 425,000; Ms. Jacobs, 75,000; Mr. Spevak, 143,000; Mr. Tierney, 140,000; and Mr. Wildstein, 143,000.

(3)

Mr. Hill’s services agreement (described in the section entitled “Services and Employment Agreements with Chairman and Chief Executive Officer” below) provided for aggregate compensation of $360,000 (reduced voluntarily for 2020 to $260,000), for all of the services he provides under that agreement. While the Agreement contemplates Mr. Hill serving as a director of the Company, it does not accord him separate or additional compensation for serving in that capacity.

Employee directors receive no additional compensation for their service on the board. During 2020, non‑employee directors received a $10,000 quarterly retainer fee. The audit committee chair received an annual fee of $20,000 for serving as the chairman of the committee during 2020 and $2,000 for each committee meeting attended. The other members of the audit committee received $1,500 for each committee meeting attended. The chair of all other board committees received an annual fee of $3,000 for serving as a committee chairman during 2020 and each member of those committees received $1,000 for every committee meeting attended.

As a result of the decline in earnings during 2019, primarily driven by the challenging nature of the current interest rate environment, the board decided to reduce the quarterly retainer fee by 20% to $10,000 in 2020 compared to $12,500 in 2019. This reduction was part of the cost control initiatives implemented by management and the board to improve profitability. In addition, stock options granted to members of the board in 2020 vested over a two-year period as opposed to the one-year vesting period set for options granted in previous years.

On February 27, 2020, we made annual grants of stock options to our non‑employee directors, at an exercise price of $3.01 per share which vest in full on the two-year anniversary of the grant date. Under the annual grant, we awarded options to purchase 100,000 shares to the Chairman of the Board, Mr. Hill, and options to purchase 25,000 shares of common stock to each of the remaining non-employee directors.

Certain non‑employee directors, namely Messrs. Spevak and Wildstein, are also eligible to participate in a nonqualified deferred compensation plan. Their deferred compensation accounts are credited with gains, losses and expenses as if they had been invested in the common stock of the Company and shares of certain publicly traded mutual funds as allowed by the plan. In fiscal 2020, Mr. Spevak’s deferred compensation account was credited with a gain of $14,563. In fiscal 2020, Mr. Wildstein’s deferred compensation account was credited with a gain of $20,899.

Services and Employment Agreements with Chairman and Chief Executive Officer

On March 9, 2017, the Company entered into an agreement with Vernon W. Hill, II regarding his provision of services to the Company as chairman of the board of directors (the “services agreement”. The initial term of the agreement was a five-year period commencing on March 9, 2017. In addition to his position as chairman of the board of directors of the Company, Mr. Hill became chief executive officer of the Company and the Bank and chairman of the board of directors of the Bank in February 2021. Accordingly, the Company and Mr. Hill entered into a new employment agreement (the “employment agreement”), which replaced the existing services agreement, effective as of March 1, 2021, to reflect the changes in Mr. Hill’s duties and positions.

Under the services agreement, Mr. Hill served as chairman of the board of directors of the Company, to preside over all meetings of the Company's board of directors and shareholders, and perform such other functions as required of a public company board chairman and such other duties as the Company's board of directors may require, which he did through February of 2021. For services under the agreement, Mr. Hill was entitled to receive base compensation of not less than $360,000 per year, and to participate in any bonus programs, incentive compensation plans, stock option plans or similar benefit or compensation plans at any time in effect that are made generally available to directors and executive officers of the Company. Mr. Hill voluntarily agreed to reduce his base compensation by 28% to $260,000 in 2020 as part of the cost control initiatives implemented to improve the Company’s earnings.

Under the new employment agreement, Mr. Hill is entitled to receive base compensation of not less than $490,000 per year, and to participate in any bonus programs, incentive compensation plans, stock option plans or similar benefit or compensation plans at any time in effect that are made generally available to directors and executive officers of the Company. The employment agreement is for a two-year term and is extended on each annual anniversary date to provide for a two-year term unless either party provides written notice that such party desires to terminate the agreement within six months of the termination date. The Company may terminate Mr. Hill's services under the agreement at any time with or without "cause" (as defined in the agreement). In the event of a termination by the Company for cause, Mr. Hill would be entitled to any prorated portion of his compensation through the termination date and the Company would have no further obligations under the agreement. In the event that the Company terminates Mr. Hill's services without cause, the Company would be required to pay Mr. Hill, in a lump-sum, compensation due to him until the end of the then current term of the agreement. The Company may also terminate the agreement for permanent disability, in which case Mr. Hill would receive a portion of his compensation for the balance of the remaining term of the agreement offset by any disability payments due to Mr. Hill under any company-sponsored disability plan. In the event of death, Mr. Hill's estate would be entitled to a death benefit equal to three times compensation.

Mr. Hill may voluntarily terminate his services under the employment agreement for specified events of "good reason" occurring within three years after a change in control of the Company. In the event of Mr. Hill's voluntary termination for any of such events of good reason following a change in control of the Company, he would be entitled to a payment equal to four times compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with related persons

The Bank has made, and expects to continue to make in the future, loans to directors and executive officers of the Company and the Bank, and to their family members, and to firms, corporations, and other entities in which they and their family members maintain interests. None of such loans are nonaccrual, past due, restructured or potential problems, and all of such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features.

The Company entered into a services agreement with Mr. Hill, dated March 9, 2017, Mr. Hill regarding his provision of services to the Company as Chairman of the board of directors. Effective as of March 1, 2021, the Company entered into a new employment agreement with Mr. Hill to reflect his additional position as chief executive officer. The new agreement replaces in its entirety, the prior services agreement with Mr. Hill that was initially entered into on March 9, 2017. For a description of Mr. Hill’s services agreement and the replacement employment agreement with the Company, see “Services Agreement and Employment Agreement with Chairman” on page 42.

Mr. Hill is chairman of the board of directors, the chief executive officer, and a beneficial owner of more than five percent of the Company’s outstanding common stock. Accordingly, he and his wife are considered related persons. Pursuant to the agreements described above, Mr. Hill received $260,000 during 2020 and $360,000 during 2019 as compensation for his role on the board of directors. In addition, we paid $390,000 and $1.1 million during 2020 and 2019, respectively, to InterArch, Inc., a company that is wholly-owned by Mr. Hill’s wife, for marketing, graphic design, architectural, and project management services. We also paid $177,000 and $158,000 during 2020 and 2019, respectively, to Glassboro Properties, LLC related to a land lease agreement for our Glassboro store. Mr. Hill has an ownership interest in Glassboro Properties LLC, which is a commercial real estate firm.

We paid $120,000 during both 2020 and 2019, to Brian Communications for public relations services. Brian Tierney, a member of the board of directors, is the CEO of Brian Communications, a strategic communications agency.

Review, approval or ratification of transactions with related persons

All transactions, including arrangements and relationships, with related persons that are required to be disclosed pursuant to Item 404 of Securities and Exchange Commission Regulation S‑K are approved by our board of directors excluding interested parties. Extensions of credit to insiders, including related persons, are made pursuant to a written policy designed to ensure compliance with Federal Reserve Board Regulation O, the primary federal banking regulation which governs extensions of credit to insiders, and is applicable to the Bank.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The text of the Company’s code of ethics is available on the Company’s website at www.myrepublicbank.com.

PROPOSAL 2

APPROVAL OF THE 2021 EQUITY INCENTIVE PLAN OF

REPUBLIC FIRST BANCORP, INC.

The board of directors has approved the 2021 Equity Incentive Plan (the “2021 Plan”), subject to approval by the Company’s shareholders. The following summary of the provisions of the 2021 Plan is subject to the specific provisions in the full text of the 2021 Plan set forth as an appendix to this Proxy Statement.

Purpose of 2021 Plan

         The 2021 Plan is designed to help the Company attract, retain and motivate employees, non-employee directors, independent contractors and consultants to make substantial contributions to the success of the Company’s business and the businesses of its subsidiaries.

Key Terms

The following is a summary of the key provisions of the 2021 Plan:

Plan Effective Date:	April 27, 2021
Plan Expiration Date:	No awards may be made after 10 years from Effective Date
Eligible Participants:	Employees, non-employee directors and independent contractors and consultants who perform services for the Company and its subsidiaries
Shares Authorized:	7,500,000 shares
Award Types:

* incentive stock options with a term not longer than 10 years

* non-qualified stock options with a term not longer than 10 years

* restricted stock

* stock units

* stock appreciation rights

* other equity-based grants

Vesting:	Determined by the Committee (defined below), but with a minimum one-year vesting requirement.
Performance Criteria:	Determined by the Committee
Not Permitted:	* To grant stock options at a price below fair market value * To authorize repricing of stock options * To waive performance goals, if applicable to a particular reward

Eligibility

         Employees, non-employee directors and independent contractors and consultants who perform services for the Company and its subsidiaries are eligible to receive awards under the 2021 Plan. The Committee will determine which individuals will be eligible to receive awards under the 2021 Plan.

Administration

         The 2021 Plan will be administered by the compensation committee of the board (the “Committee”), consisting of three or more members of the board who are non-employee directors within the meaning of Section 16 of the Securities Exchange Act of 1934. The Committee will select who will receive awards, determine the number of shares covered by any award, and establish the terms, conditions and other provisions of the grants. The Committee may interpret the 2021 Plan and establish, amend and rescind any rules relating to the 2021 Plan.

Shares Authorized

         The maximum number of shares which may be issued or awarded under the Plan is 7.5 million shares of common stock. If and to the extent that options or stock appreciation rights granted under the Plan terminate, expire or are canceled without having been exercised (including shares canceled as part of an exchange of grants), or if any shares of restricted stock, stock units or other equity-based grants are forfeited, the shares subject to such grant will again be available for subsequent grants under the Plan.

Awards

         The 2021 Plan provides for incentive stock options, non-qualified stock options, restricted stock, stock units, stock appreciation rights and other equity-based grants.  Stock appreciation rights are generally granted in tandem with stock options and are subject to the same terms as the related option. Subject to Plan limits, the Committee has the discretionary authority to determine the size of an award, any vesting requirement and any performance-based requirements.

Exercise of Stock Options

         The exercise price of an option to purchase a share of common stock is, in the case of an incentive stock option, not less than 100% of the fair market value of a share of common stock on the date the option is granted, except that the exercise price must not be less than 110% of such fair market value in the case of an incentive stock option granted to an owner of more than 10% of the voting power of the Company’s outstanding voting securities. The exercise price of an option to purchase a share of common stock must be, in the case of a non-qualified stock option, not less than 100% of the fair market value of a share of common stock on the date the option is granted. The exercise price will be subject to adjustment pursuant to limited circumstances relating to stock dividends, stock splits and similar transactions.

Vesting of Awards

Each stock option, stock appreciation right, restricted stock grant, stock unit grant or other equity-based grant will be subject to such terms and conditions, including vesting requirements, as may be specified in the agreement issued to a participant to evidence the grant of such award, as determined by the Compensation Committee, but, in all events, subject to a minimum one-year vesting requirement.

Change in Control

Unless otherwise provided in a grant agreement, awards under the 2021 Plan will become exercisable and fully vested upon the occurrence of a change in control of the Company as defined in the 2021 Plan.

Termination, Death, Disability and Retirement

Stock options generally expire upon termination of employment for cause.  In the event of a termination other than for cause, a vested incentive stock option must be exercised within three months from the date of termination of employment for any reason other than termination as a result of death or disability, in which case the exercise period is extended to 12 months.

Amendments

The board of directors may at any time terminate, amend, modify or suspend the Plan, provided that, without the approval of the shareholders of the Company, no amendment or modification will be made solely by the board which:

●	materially increases the benefits accruing to participants under the Plan,

●	increases the aggregate number of shares of common stock that may be issued or transferred under the Plan,

●	materially modifies the requirements as to eligibility for participation in the Plan, or

●	modifies the provisions for determining the fair market value of a share of common stock.

No amendment, modification, suspension or termination of the Plan will in any manner negatively affect any Award theretofore granted under the Plan without the consent of the Participant or any person validly claiming under or through the Participant.

Tax Consequences

The following is a general description of the federal income tax consequences to the participant and the Company with regard to awards granted under the 2021 Plan under present law. This discussion is intended for the information of shareholders in connection with the Annual Meeting and not as tax guidance to participants in the 2021 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws and does not purport to discuss all tax consequences related to awards under the 2021 Plan.

Incentive Stock Options.    There typically will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option (other than the potential alternative minimum tax consequences, discussed in this paragraph, to the optionee upon exercise). If the optionee holds the shares acquired upon option exercise for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current federal taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income. As a result, the exercise of an incentive stock option may trigger alternative minimum tax liability.

Nonqualified Stock Options.    There typically will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option under the 2021 Plan. When the optionee exercises a nonqualified option, however, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received at the time of exercise over the exercise price, and the Company will be allowed a corresponding deduction, subject to any applicable limitations under Code Section 162(m). Any gain that the optionee recognizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Restricted Stock.    Unless a participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days of the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates.

Stock Units.  The participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Stock Appreciation Rights.  There typically will be no federal income tax consequences to the participant or to the Company upon the grant of a stock appreciation right under the 2021 Plan. When the participant exercises a stock appreciation right, however, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the exercise price, and the Company will be allowed a corresponding deduction, subject to any applicable limitations under Code Section 162(m).

Summary of Benefits

It is not possible to determine the number of options to purchase common stock or the number of shares of restricted stock or other equity-based grants that will be awarded under the 2021 Plan to any particular individual. No awards have been made under the 2021 Plan.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 EQUITY INCENTIVE PLAN OF REPUBLIC FIRST BANCORP, INC.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are required to submit a proposal to shareholders for a (non‑binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement.

As discussed in “Executive Officers and Compensation ‑ Compensation Discussion and Analysis,” we believe that our compensation program for executives should directly support the achievement of annual, longer-term and strategic goals of the business, and, thereby, align the interests of executives with the interests of our shareholders. Moreover, we believe that the Company’s current program provides sufficient levels of fixed income, in the forms of base salary and health and welfare benefits, to attract high caliber executive talent to the organization, while it also provides competitive annual bonus and longer-term incentive opportunities to encourage performance and to reward the successful efforts of executives. Additional details about our executive compensation programs, including information about executive compensation for the fiscal year ended December 31, 2020, are described on pages 20 to 43 of this proxy statement.

Accordingly, the following resolution is submitted for shareholder vote at the annual meeting:

“RESOLVED, that the shareholders of Republic First Bancorp, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.”

As this is an advisory vote, the result will not be binding on us, our board or the compensation committee, although our board and the compensation committee will consider the outcome of the vote when making future compensation decisions for named executive officers.

Unless the board modifies its policy on the frequency of holding “say-on-pay” advisory votes every year, the next “say-on-pay” vote will occur in 2022.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected BDO USA, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021. Although the Company is not required to do so, the Company believes that it is appropriate for it to request shareholder ratification of the appointment of BDO as its independent registered public accounting firm for the fiscal year ending December 31, 2021. If shareholders do not ratify the appointment, the audit committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment, but it will not be required to and may decide not to change the appointment of the Company’s independent registered public accounting firm. In addition, even if the shareholders ratify the selection of BDO, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the audit committee determines that a change is in the best interest of the Company.

The Company has been advised that representatives of BDO will be present at the Annual Meeting with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The aggregate fees for professional services rendered by BDO for the fiscal years ended December 31, 2020 and 2019 were as follows:

Fee Category (1)	2020 Fees	2019 Fees
Audit Fees (2)	$329,000	$338,200
Audit-Related Fees (3)	34,150	18,700
Tax Fees (4)	6,158	42,984
All Other Fees (5)	7,500	-
Total Fees	$376,808	$399,884

(1)

The aggregate fees included in Audit Fees are fees billed for services associated with the audits of those fiscal years. The aggregate fees included in each of the other categories are fees billed in those fiscal years.

(2)

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the Company’s independent registered accounting firm in connection with statutory and regulatory filings or engagements.

(3)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” Includes fees for services related to the employee benefit plan audit, and other attest services not required by statute or regulation.

(4)

Tax Fees consist of fees billed for professional services for tax compliance and other miscellaneous services. These services include assistance regarding federal and state tax compliance, tax audit defense, customs and duties, and mergers and acquisitions.

(5)

All Other Fees consist of fees billed for services provided in relation to the filing of registration statements with the SEC, responding to SEC staff comment letters, preparation of a competitive market analysis on executive compensation, and any other products and services provided by the independent registered public accounting firm, other than those services described above.

The audit committee meets with our independent auditors to approve the annual scope of accounting services to be performed and the related fee estimates. The audit committee also meets with the Company’s independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to the Company’s earnings announcements, to review the results of the auditors’ work. During the course of the year, the chairman of the audit committee has the authority to pre-approve requests for services that were not approved in the annual pre-approval process. The chairman reports any interim pre‑approvals at the following quarterly meeting. At each of the meetings, management and the Company’s independent auditors update the audit committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved. All of the audit and non‑audit services performed by BDO for the Company in fiscal years 2020 and 2019 and described above were pre-approved by the audit committee in accordance with the foregoing procedures.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of the reports filed by such persons and written representations, the Company believes that all filings required to be made by Reporting Persons for the period from January 1, 2020 through December 31, 2020 were made on a timely basis with the exception of one Form 4 filing for Mr. Wildstein related to the purchase of stock which was inadvertently filed one day late. In addition, Form 4 filings for each member of the board of directors and each named executive officer related to the grant of stock options on February 27, 2020 were inadvertently filed two days late.

OTHER MATTERS

The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the annual meeting: (i) matters to be presented at the annual meeting of which the Company did not receive notice by November 23, 2020; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this proxy statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the annual meeting. In connection with such matters, the persons named in the enclosed proxy will vote in accordance with their best judgment.

The Company is not presently aware of any matters (other than procedural matters) that will be brought before the annual meeting which are not reflected in the attached Notice of Annual Meeting of Shareholders to be held on April 27, 2021.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2022 ANNUAL MEETING

Any shareholder who intends to present a proposal for consideration at the Company’s 2022 Annual Meeting of Shareholders must submit her or his proposal to the Company no later than November 23, 2021, in order to have the Company consider the inclusion of such proposal in the Company’s proxy statement relating to the 2022 Annual Meeting. Reference is made to SEC Rule 14a-8 for information concerning the content and form of such proposal and the manner in which such proposal must be made.

Any shareholder who intends to present a proposal for consideration at the Company’s 2022 Annual Meeting of Shareholders must deliver written notice of any proposed director nomination or other proposal for consideration at the Company’s 2022 Annual Meeting of Shareholders to the Corporate Secretary no later than November 23, 2021, pursuant to the Company’s advance notice by-law. This requirement is separate from and in addition to the SEC requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s proxy statement.

Nominations for election to the board of directors at the 2022 Annual Meeting may be made only in writing by a shareholder entitled to vote at the 2022 Annual Meeting of Shareholders. Such nominations must be addressed as follows: Kemma Brown, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, PA 19102. Nominations for the 2022 Annual Meeting must be received by the Corporate Secretary no later than November 23, 2021, and must be accompanied by the following information: (i) the name and address of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated or intended to be nominated by the board; and (v) the consent of each nominee to serve as a director of the Company if so elected. The Chairman of any meeting of shareholders held to elect directors and the board of directors may refuse to recognize the nomination of any person not made in compliance with such provisions.

REPORTS AND OTHER DOCUMENTS

Annual Report

A copy of the Company’s 2020 Annual Report to Shareholders accompanies this proxy statement. On written request, we will provide, without charge, a copy of our Annual Report on Form 10‑K for the year ended December 31, 2020, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of common stock at the close of business on March 8, 2021, the record date for the annual meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Additionally, our proxy statement, annual report to shareholders, and proxy card are available on the internet at www.proxyvote.com. Requests for copies should be directed to Kemma Brown, Corporate Secretary, Republic First Bancorp, Inc., Two Liberty Place, 50 S. 16th Street, Suite 2400, Philadelphia, PA 19102, (215) 735‑4422, extension 5251.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement, 2020 Annual Report to Shareholders and Form 10‑K may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you on written or oral request to Kemma Brown, Corporate Secretary, Two Liberty Place, 50 South 16th Street, Suite 2400, Philadelphia, PA 19102, (215) 735‑4422, extension 5251. If you want to receive separate copies of the proxy statement, 2020 Annual Report to Shareholders or Form 10‑K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

IT IS IMPORTANT THAT YOU VOTE PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, OR VOTE BY TELEPHONE OR BY INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors Corporate Secretary

Philadelphia, Pennsylvania

March 23, 2021

2021 EQUITY INCENTIVE PLAN

OF

REPUBLIC FIRST BANCORP, INC.

TABLE OF CONTENTS

Section 1.	Administration	1
Section 2.	Grants to Eligible Participants	2
Section 3.	Shares Subject to the Plan	2
Section 4.	Eligibility for Participation	2
Section 5.	Performance Grants	3
Section 6.	Stock Options	3
(a)	Number of Shares	3
(b)	Type of Option and Option Price	3
(c)	Exercise Period	4
(d)	Vesting of Options and Restrictions on Shares	4
(e)	Manner of Exercise	5
(f)	Termination of Employment, Disability or Death	5
(g)	Satisfaction of Option Price	6
(h)	Limits on Incentive Stock Options	7
Section 7.	Restricted Stock Grants	7
(a)	General Requirements	7
(b)	Number of Shares	8
(c)	Requirement of Relationship with Company	8
(d)	Restrictions on Transfer and Legend on Stock Certificate	8
Section 8.	Stock Units	8
Section 9.	Stock Appreciation Rights	9
(a)	General Provisions	9
(b)	Number of SARs	9
(c)	Settlement Amount	9
(d)	Settlement Election	9
(e)	Exercise	9
Section 10.	Other Equity-Based Grants	9
Section 11.	Transferability of Options and Grants	9
Section 12.	Change of Control of the Company	10

(i)

Section 13.	Certain Corporate Changes	10
(a)	Sale or Exchange of Assets, Dissolution or Liquidation or Merger or Consolidation Where the Company Does Not Survive	10
(b)	Merger or Consolidation Where the Company Survives	10
Section 14.	Shareholder Approval	11
Section 15.	Amendment and Termination of the Plan	11
(a)	Amendment	11
(b)	Termination of Plan	11
(c)	Termination and Amendment of Outstanding Grants	11
Section 16.	Funding of the Plan	11
Section 17.	Rights of Eligible Participants	11
Section 18.	Withholding of Taxes	11
Section 19.	Certain Forfeitures	12
Section 20.	Agreements with Grantees	13
Section 21.	Requirements for Issuance of Shares	13
Section 22.	Headings	13
Section 23.	Effective Date of the Plan	13
Section 24.	Miscellaneous	13
(a)	Substitute Grants	13
(b)	Compliance with Law	14
(c)	Ownership of Stock	14

(ii)

The purpose of the 2021 Equity Incentive Plan (the “Plan”) of Republic First Bancorp, Inc. (the “Company”) is to promote the interests of the Company by providing incentives to (i) designated officers and other employees of the Company or a Subsidiary Corporation (as defined herein), (ii) non-employee members of the Company’s Board of Directors (the “Board”) and (iii) independent contractors and consultants (who may be individuals or entities) who perform services for the Company, to enable the Company to attract and retain them and to encourage them to acquire a proprietary interest, or to increase their proprietary interest, in the Company. The Company believes that the Plan will cause participants to contribute materially to the growth of the Company, thereby benefitting the Company’s shareholders. For purposes of the Plan, the terms “Parent Corporation” and “Subsidiary Corporation” shall have the meanings set forth in subsections (e) and (f) of Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 1.     Administration.

(a)     This Plan shall be administered and interpreted by the Compensation Committee of the Board (the “Committee”) consisting of not less than three persons (each a “Committee Member”), all of whom shall be “Non-Employee Directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With respect to Eligible Participants (as hereinafter defined), the Committee shall have the sole authority to determine: (i) who is eligible to receive Grants (as defined in Section 2 below) under the Plan; (ii) the type, size and terms of each Grant under the Plan (subject to Section 4 below); (iii) the time when each Grant will be made and the duration of any exercise or restriction period; (iv)  any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Grant; and (v)  any other matters arising under the Plan. The Committee may, if it so desires, base any of the foregoing determinations upon the recommendations of management of the Company. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, regulations, agreements and instruments, as it may deem appropriate for the proper administration of the Plan. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interests in the Plan or in any Grants under the Plan. No person acting under this subsection shall be held liable for any action or determination made in good faith with respect to the Plan or any Grant under the Plan.

(b)     Each member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him or her, or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the members may have as directors or otherwise under the Articles of Incorporation or By‑Laws of the Company, any agreement of shareholders or disinterested directors or otherwise.

Section 2.      Grants to Eligible Participants. Incentives available to be granted to Eligible Participants under the Plan shall consist of Incentive Stock Options (as defined in Section 6(b) below), Nonqualified Stock Options (as defined in Section 6(b) below), Restricted Stock Grants (as defined in Section 7 below), Stock Unit Grants (as defined in Section 8 below), SARs (as defined in Section 9 below), and Other Equity-Based Grants (as defined in Section 10 below) (hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions of any nature as long as they are not inconsistent with the Plan as the Committee deems appropriate and specifies in writing to the participant (the “Grant Letter”). The Committee shall approve the form and provisions of each Grant Letter. Grants under any section of the Plan need not be uniform as among the participants receiving the same type of Grant, and Grants under two or more sections of the Plan may be combined in one Grant Letter.

Section 3.     Shares Subject to the Plan.

(a)     The maximum number of shares of common stock, par value $0.01 (“Common Stock”), that may be issued or awarded under the Plan is 7,500,000 shares. Such shares may be authorized but unissued shares or reacquired shares.  If and to the extent that options or stock appreciation rights granted under the Plan terminate, expire or are canceled without having been exercised (including shares canceled as part of an exchange of Grants), or if any shares of restricted stock, stock units, or other equity grants are forfeited, the shares subject to such Grant shall again be available for subsequent Grants under the Plan.

(b)     If any change is made to the Company’s Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all outstanding Grants under the Plan, the Committee shall preserve the value of the outstanding Grants by adjusting the maximum number and class of shares issuable under the Plan to reflect the effect of such event or change in the Company’s capital structure, and by making appropriate adjustments to the number and class of shares, the exercise price of each outstanding option and otherwise, except that any fractional shares resulting from such adjustments shall be eliminated by rounding any portion of a share equal to .500 or greater up, and any portion of a share equal to less than .500 down, in each case to the nearest whole number.

Section 4.      Eligibility for Participation. Officers and other employees of the Company or a Subsidiary Corporation, non-employee members of the Board, and independent contractors and consultants who perform services for the Company shall be eligible to participate in the Plan (hereinafter referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”). Only Eligible Participants who are officers or other employees of the Company or a Subsidiary Corporation shall be eligible to receive Incentive Stock Options. All Eligible Participants shall be eligible to receive Nonqualified Stock Options, Restricted Stock Grants, Stock Unit Grants, SARs and Other-Equity Grants. The Committee shall select from among the Eligible Participants those who will receive Grants (such Eligible Participants are hereinafter referred to as “Grantees”) and shall determine the number of shares of Common Stock subject to each Grant; provided, however, that the maximum number of shares of Common Stock which may be subject to Grants awarded to any Grantee shall not exceed the maximum number of shares of Common Stock then available for Grants under Section 3(a) of the Plan. The Committee may, if it so desires, base any such selections or determinations upon the recommendations of management of the Company. Nothing contained in the Plan shall be construed to limit in any manner whatsoever the right of the Company to grant rights or options to acquire Common Stock or awards of Common Stock otherwise than pursuant to the Plan.

Section 5.     Performance Grants.

(a)     The vesting or receipt without restriction of a Grant under this Plan may be conditioned by the Committee on the satisfaction of one or more Performance Goals (a “Performance Grant”).

(b)     A “Performance Goal” may be one or more goals established by the Committee, with respect to a Grant intended to constitute a Performance Grant, that relate to one or more Performance Criteria. A Performance Goal shall relate to such period of time, not less than one year (unless coupled with a vesting schedule of at least one year), as may be specified by the Committee at the time of the awarding of a Performance Grant.

(c) “    Performance Criteria” shall be any objective determination based on one or more of the following areas of performance of the Company, a subsidiary, or any division, department or group of either which includes, but is not limited to: (a) earnings, (b) cash flow, (c) revenue, (d) financial ratios, (e) market performance, (f) shareholder return, (g) operating profits (including earnings before interest, taxes, depreciation and amortization), (h) earnings per share, (i) return on assets, (j) return on equity, (k) return on investment, (l) stock price, (m) asset quality, (n) expense reduction, (o) systems conversion, (p) peer performance, (q) special projects as determined by the Committee, and (r) integration initiatives. Performance Criteria shall be established by the Committee prior to the issuance of a Performance Grant.

Section 6.     Stock Options.

(a)     Number of Shares. The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each Stock Option. No dividend equivalents shall be paid on Stock Options.

(b)     Type of Option and Option Price.

(1)     The Committee may grant options qualifying as incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”) and other stock options (“Nonqualified Stock Options”), in accordance with the terms and conditions set forth herein, or may grant any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter referred to collectively as “Stock Options”). The option price per share of a Stock Option shall be the fair market value (as defined herein) of a share of Common Stock on the date of grant. If the Grantee of an Incentive Stock Option owns Common Stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Parent Corporation or Subsidiary Corporation, the option price per share in the case of an Incentive Stock Option shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant and such option by its terms is not exercisable after the expiration of five (5) years from the date of grant.

(2)     For all valuation purposes under the Plan, the fair market value of a share of Common Stock shall be determined in accordance with the following provisions:

(A)     If the Common Stock is not at the time listed or admitted to trading on any stock exchange but is traded in the over-the-counter market (but not on the Nasdaq National Market segment of The Nasdaq Stock Market), the fair market value shall be the mean between the last reported bid and asked prices of one share of Common Stock on the date in question in the over‑the‑counter market, as such prices are reported by the National Association of Securities Dealers through its Nasdaq system or any successor system. If there are no reported bid and asked prices on the date in question, then the mean between the last reported bid and asked prices on the next preceding date for which such quotations exist shall be determinative of fair market value. If the Common Stock is traded over-the-counter on the Nasdaq National Market segment of The Nasdaq Stock Market, the fair market value shall be the closing selling price of one share of Common Stock on the date in question as such price is reported by the National Association of Securities Dealers through such system or any successor system. If there is no reported closing selling price for the Common Stock on the date in question, then the closing selling price on the next preceding date for which such quotation exists shall be determinative of fair market value.

(B)     If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price of one share of Common Stock on the date in question on the stock exchange determined by the Committee to be the primary market for the Common Stock, as such prices are officially quoted on such exchange. If there is no reported closing selling price of Common Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the next preceding date for which such quotation exists.

(C)     If the Common Stock is at the time neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market (or, the Committee determines that the value as determined pursuant to Section 6(b)(2)(A) or (B) above does not reflect fair market value), then the Committee shall determine fair market value after taking into account such factors as it deems appropriate.

(c)     Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten years from the date of grant. Notwithstanding any determinations by the Committee regarding the exercise period of any Stock Option, all outstanding Stock Options shall be immediately exercisable upon a Change of Control of the Company (as defined in Section 12 below).

(d)     Vesting of Options and Restrictions on Shares. The vesting period for Stock Options shall commence on the date of grant and shall end on the date or dates, determined by the Committee, that shall be specified in the Grant Letter. The Committee may impose upon the shares of Common Stock issuable upon the exercise of a Stock Option such restrictions as it deems appropriate and specifies in the Grant Letter, including, as applicable, Performance Goals. During any period in which such restrictions apply, the provisions of Section 7(d) below shall be applicable to such shares, and the Committee, in such circumstances as it deems equitable, may determine that all such restrictions shall lapse. Notwithstanding any other provision of the Plan, all outstanding Stock Options shall become immediately exercisable upon a Change of Control of the Company (as defined in Section 12 below).

(e)     Manner of Exercise. A Grantee may exercise a Stock Option by delivering a duly completed notice of exercise to the Committee, or its delegate, together with payment of the option price. Such notice may include instructions authorizing the Company to deliver the certificates representing the shares of Common Stock issuable upon the exercise of such Stock Option to any designated registered broker or dealer (“Designated Broker”). Such instructions shall designate the account into which the shares are to be deposited. The Grantee may tender such notice of exercise, which has been properly executed by the Grantee, and the aforementioned delivery instructions to any Designated Broker. At the request of the Grantee and to the extent permitted by applicable law, the Committee may, in its sole discretion, selectively approve arrangements whereby the Grantee irrevocably authorizes a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon the exercise of an Option and to remit to the Company a sufficient portion of the sales proceeds to pay the entire exercise price and any tax withholding required as a result of such exercise.

(f)     Termination of Employment, Disability or Death.

(1)     In the event of a Grantee’s termination of employment, or termination of service as a Non-Employee Director or independent contractor, by the Company other than a termination for Cause (other than, in the case of an individual, the death of such individual) any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised within three months after the date on which the Grantee ceases to be an employee or an Eligible Participant, as the case may be (or within such other period of time, which may be longer or shorter than three months, as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period, except that in the case of an individual Grantee who is disabled within the meaning of Section 22(e)(3) of the Code, such period shall be one year rather than three months (except as otherwise provided in the Grant Letter).

(2)     In the event of a Grantee’s termination of employment, or termination of service as a Non-Employee Director or independent contractor, by the Company for Cause, or in the event of a Grantee’s termination of employment, or termination of service as a Non-Employee Director or independent contractor, by the Company at the election of the Grantee, any Stock Option which is otherwise exercisable by the Grantee shall terminate upon such termination of employment or service, but in any event no later than the date of expiration of the option exercise period. “Cause” with respect to an individual, shall have the meaning ascribed to such term any employment, severance or other similar agreement between such individual and the Company, or if no such agreement exists, termination of the employment of an Employee or the termination of service of a Non‑Employee Director or independent contractor, as the case may be after:

(A)     a government regulatory agency recommends or orders in writing that the Company or a Subsidiary terminate the employment or services of such Individual or relieve him or her of his or her duties;

(B)     in the determination of the Committee, the individual engages in any Harmful Activity, or commits an act or engages in a course of conduct constituting fraud or willful malfeasance, dishonesty or gross negligence as to the Company or a subsidiary or as to the individual’s employment with or service to the Company or a subsidiary;

(C)     in the determination of the Committee with respect to an Employee, such Employee willfully or continually fails to follow the lawful instructions of the Board or any officer of the Company or a Subsidiary after such Employee’s receipt of written notice of such instructions, other than a failure resulting from the Employee’s incapacity because of physical or mental illness;

(D)     in the determination of the Committee, the willful or continued failure by such Individual to substantially and satisfactorily perform the individual’s duties with the Company or a Subsidiary (other than any such failure resulting from the individual’s being “disabled” (within the meaning of Code Section 22(e)(3)) or as a result of physical or mental illness), within a reasonable period of time after a demand for substantial performance or notice of lack of substantial or satisfactory performance is delivered to the individual, which demand identifies the manner in which the Individual has not substantially or satisfactorily performed his or her duties; or

(E)     in the determination of the Committee, the failure by such individual to conform to the Company’s code of conduct.

For purposes of the Plan, no act, or failure to act, on an individual’s part shall be deemed “willful” unless done, or omitted to be done, by such Individual not in good faith and without reasonable belief that such Individual’s action or omission was in the best interest of the Company or a Subsidiary.

(3)     In the event of the death of an individual Grantee while he or she is an Eligible Participant or within not more than three months after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than three months, as may be specified in the Grant Letter), any Stock Option which was otherwise exercisable by the Grantee at the date of death may be exercised by the Grantee’s personal representative at any time prior to the expiration of one year from the date of death, but in any event no later than the date of expiration of the option exercise period.

(g)     Satisfaction of Option Price. The Grantee shall pay the option price in full at the time of exercise in cash, or, with the consent of the Committee in its sole discretion, by delivering shares of Common Stock already owned by the Grantee and having a fair market value on the date of exercise equal to the option price or a combination of cash and shares of Common Stock; provided, however, that in lieu of payment in full in such manner, a Grantee may with the approval of the Board in its sole discretion, be entitled to pay for the shares purchased upon exercise of the Stock Option by payment to the Company in cash or by certified or bank check a sum equal at least to the par value of the Common Stock, with the remainder of the purchase price satisfied by the issuance of an interest bearing promissory note or notes, in a form and having terms, including rate of interest and collateral security, satisfactory to the Board in its sole discretion. The Grantee shall also pay the amount of withholding tax due, if any, at the time of exercise. Shares of Common Stock shall not be issued or transferred upon any purported exercise of a Stock Option until the option price and the withholding obligation are fully paid.

(h)     Limits on Incentive Stock Options. Each Grant of an Incentive Stock Option shall provide that:

(1)     the Stock Option is not transferable by the Grantee, except, in the case of an individual Grantee, by will or laws of descent and distribution;

(2)     the Stock Option is exercisable only by the Grantee, except as otherwise provided herein or in the Grant Letter in the event of the death of an individual Grantee;

(3)     the aggregate fair market value of the Common Stock determined as of the date of the Grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan and under any other stock option plan of the Company shall not exceed $100,000; and

(4)     unless the Grantee could otherwise transfer Common Stock issued pursuant to the Stock Option without incurring liability under Section 16(b) of the Exchange Act at least six months must elapse from the date of acquisition of the Stock Option until the date of disposition of the Common Stock issued upon exercise thereof.

Section 7.     Restricted Stock Grants. The Committee may issue shares of Common Stock to an Eligible Participant pursuant to an incentive or long-range compensation plan, program or contract approved by the Committee (a “Restricted Stock Grant”). The following provisions are applicable to Restricted Stock Grants:

(a)     General Requirements. Shares of Common Stock issued pursuant to Restricted Stock Grants will be issued in consideration for cash or services rendered having a value, as determined by the Board, at least equal to the par value thereof. All conditions and restrictions imposed under each Restricted Stock Grant, including, if applicable, Performance Goals, and the period of years during which the Restricted Stock Grant will remain subject to such restrictions, shall be set forth in the Grant Letter and designated therein as the “Restriction Period.” All restrictions imposed under any Restricted Stock Grant shall lapse on such date or dates as the Committee may approve until the restrictions have lapsed as to 100% of the shares, except that upon a Change of Control of the Company, all restrictions on the transfer of the shares which have not been forfeited prior to such date shall lapse. In addition, the Committee, in circumstances that it deems equitable, may determine as to any or all Restricted Stock Grants, that all the restrictions shall lapse, notwithstanding any Restriction Period. Subject to the restrictions set forth in the Grant Letter, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant's account. The cash dividends or stock dividends so withheld by the Company and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends. (For purposes of clarification, cash or stock dividends paid on shares covered by a Restricted Stock Grant and withheld by the Company shall be distributed to the Participant upon the lapse of restrictions relating to such shares.)

(b)     Number of Shares. The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be granted in each Restricted Stock Grant.

(c)     Requirement of Relationship with Company. If the Eligible Participant’s relationship with the Company (as an employee, non-employee member of the Board, independent contractor or consultant, as the case may be) terminates during the period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and such shares shall be immediately returned to the Company. The Committee may, in its sole discretion, provide for complete or partial exceptions to the provisions of this Section 7(c).

(d)     Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, an Eligible Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock to which such Restriction Period applies except to a Successor Grantee pursuant to Section 11 below. Each certificate representing a share of Common Stock issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate or certificates representing any such shares as to which all restrictions have lapsed.

Section 8.     Stock Units. The Committee may issue grants of Stock Units to an Eligible Participant pursuant to an incentive or long-range compensation plan, program or contract approved by the Committee (a “Stock Unit Grant”). With respect to each Stock Unit Grant, the Committee shall determine in its sole discretion the period or periods, including any conditions for determining such period or periods, during which any restrictions on full vesting shall apply, (the “Unit Restriction Period”). The Committee may also make any Stock Unit Grant subject to the satisfaction of other conditions, including the attainment of performance goals, or contingencies (“Unit Vesting Condition”), in order for a Participant to receive payment of such Stock Unit Grant, which shall be established by the Committee at the date of Grant thereof. Stock Unit Grants shall be payable in Common Stock or cash as determined by the Committee in its sole discretion. The Committee may permit a Participant to elect to defer receipt of payment of all or part of any Stock Unit Grant pursuant to rules and regulations adopted by the Committee. Unless the Committee provides otherwise at the date of Grant of a Stock Unit Grant, the provisions of Section 7 of this Plan relating to the vesting of Restricted Shares shall apply during the Unit Restriction Period or prior to the satisfaction of any Unit Vesting Condition for such Award. No dividend equivalents shall be paid on Stock Unit Grants.

Section 9.     Stock Appreciation Rights.

(a)     General Provisions. The Committee may grant stock appreciation rights (“SARs”) to any Eligible Participant in tandem with any Stock Option, for all or a portion of the applicable Stock Option, at the time the Stock Option is granted.

(b)     Number of SARs. The number of SARs granted to an Eligible Participant, which shall be exercisable during any given period of time, shall not exceed the number of shares of Common Stock, which the Eligible Participant may purchase upon the exercise of the related Stock Option during such period. No dividend equivalents shall be paid on SARs.

(c)     Settlement Amount. Upon an Eligible Participant’s exercise of some or all of the Eligible Participant’s SARs, the Eligible Participant shall receive in settlement of such SARs an amount equal to the stock appreciation (as defined herein) for the number of SARs exercised, payable in cash, Common Stock or a combination thereof. The “stock appreciation” for a SAR is the difference between the option price specified for the related Stock Option and the fair market value of the underlying Common Stock on the date of exercise of the SAR; provided that the maximum value of any stock appreciation right shall be limited to the exercise price of the tandem Stock Option with respect to which it is issued.

(d)     Settlement Election. Upon the exercise of any SARs, the Eligible Participants shall have the right to elect the portions of the settlement amount that the Eligible Participant desires to receive in cash and shares of Common Stock, respectively. For purposes of calculating the number of shares of Common Stock to be received upon settlement, shares of Common Stock shall be valued at their fair market value on the date of exercise of the SARs. Notwithstanding the foregoing, the Committee shall have the right (i) to disapprove an Eligible Participant’s election to receive such settlement in whole or in part in cash, and to require that shares of Common Stock be delivered in lieu of cash or (ii) to require that settlement be made in cash. If shares of Common Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e)     Exercise. A SAR is exercisable only during the period when the Stock Option to which it is related is also exercisable. SARs shall be exercisable only at the same time and to the same extent as, and shall terminate and no longer be exercisable upon the termination or immediately after the exercise of, the tandem Stock Options or applicable portion thereof.

Section 10.     Other Equity-Based Grants. The Committee may grant Other Equity-Based Grants, either alone or in tandem with other Grants, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Other Equity-Based Grant shall be evidenced by Grant Letter and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Grant Letter.

Section 11.     Transferability of Options and Grants. Only a Grantee (or, in the case of an individual Grantee, his or her authorized legal representative on behalf of Grantee) may exercise rights under a Grant. No individual Grantee may transfer those rights except by will or by the laws of descent and distribution or, in the case of a Grant other than an Incentive Stock Option and to the extent permitted under Rule 16b-3 of the Exchange Act and by the Committee in its sole discretion, (a) pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA or the rules thereunder and (b) to a trust for the benefit of a member of the Grantee’s immediate family. Upon the death of an individual Grantee, the personal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee shall furnish proof satisfactory to the Company of such person’s right to receive the Grant or the Committee Grant under the Grantee’s will or under the applicable laws of descent and distribution.

Section 12.     Change of Control of the Company. As used herein, a “Change of Control” means the occurrence of any of the following in one transaction or a series of related transactions: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming a “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then outstanding securities; (b) a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event; or (c) the sale or other disposition of all or substantially all the assets of the Company, other than in connection with a bankruptcy proceeding. The foregoing notwithstanding, a transaction (or a series of related transactions) will not constitute a Change in Control if such transaction results in the Company, any successor to the Company, or any successor to the Company’s business, being controlled, directly or indirectly, by the same person(s) who controlled the Company, directly or indirectly, immediately before such transaction(s).

Section 13.     Certain Corporate Changes.

(a)     Sale or Exchange of Assets, Dissolution or Liquidation or Merger or Consolidation Where the Company Does Not Survive. If all or substantially all of the assets of the Company are to be sold or exchanged, the Company is to be dissolved or liquidated, or the Company is a party to a merger or consolidation with another corporation in which the Company will not be the surviving corporation, then, at least ten days prior to the effective date of such event, the Company shall give each Grantee with any outstanding Grants written notice of such event. Each such Grantee shall thereupon have the right to exercise in full any installments of such Grants not previously exercised (whether or not the right to exercise such installments has accrued pursuant to such Grants), within ten days after such written notice is sent by the Company. Any installments of such Grants not so exercised shall thereafter lapse and be of no further force or effect.

(b)     Merger or Consolidation Where the Company Survives. If the Company is a party to a merger or consolidation in which the Company will be the surviving corporation, then the Committee may, in its sole discretion, elect to give each Grantee with any outstanding Grants written notice of such event. If such notice is given, each such Grantee shall thereupon have the right to exercise in full any installments of such Grants not previously exercised (whether or not the right to exercise such installments has accrued pursuant to such Grants), within ten days after such written notice is sent by the Company. Any installments of such Grants not so exercised shall thereafter lapse and be of no further force or effect.

Section 14.     Shareholder Approval. This Plan is subject to and no options shall be exercisable hereunder until after approval of this Plan by holders of a majority of the shares of the stock of the Company present or represented by a proxy in a separate vote at a duly held meeting of the shareholders of the Company within twelve months after the date of the adoption of the Plan by the Board. If the Plan is not so approved by shareholders, the Plan and all Grants hereunder shall terminate and be of no force or effect.

Section 15.     Amendment and Termination of the Plan.

(a)     Amendment. The Board may amend or terminate the Plan at any time; provided that the approval of the shareholders of the Company shall be required in respect of any amendment that (i) materially increases the benefits accruing to Eligible Participants under the Plan, (ii) increases the aggregate number of shares of Common Stock that may be issued or transferred under the Plan (other than by operation of Section 3(b) above), (iii) materially modifies the requirements as to eligibility for participation in the Plan; or (iv)  modifies the provisions for determining the fair market value of a share of Common Stock.

(b)     Termination of Plan. The Plan shall terminate on, and no Grant shall be awarded after, the day immediately preceding the tenth anniversary of the Plan's approval by the Company’s shareholders, unless earlier terminated by the Board or unless extended by the Board with the approval of the shareholders.

(c)     Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 19(b) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 24(b) below or may be amended by agreement of the Company and the Grantee which is consistent with the Plan.

Section 16.     Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

Section 17.     Rights of Eligible Participants. Nothing in the Plan shall entitle any Eligible Participant or other person to any claim or right to any Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Participant or Grantee any rights to be retained by the Company in any capacity, whether as an employee, non-employee member of the Board, independent contractor, consultant or otherwise.

Section 18.     Withholding of Taxes. The Company shall have the right to deduct from all Grants paid in cash any federal, state or local taxes required by law to be withheld with respect to such Grants paid in cash. In the case of Grants paid in Common Stock, the Company shall have the right to require the Grantee to pay to the Company the amount of any taxes which the Company is required to withhold in respect of such Grants or to take whatever action it deems necessary to protect the interests of the Company in respect of such tax liabilities, including, without limitation, withholding a portion of the shares of Common Stock otherwise deliverable pursuant to the Plan. The Company’s obligation to issue or transfer shares of Common Stock upon the exercise of a Stock Option or SAR or the acceptance of a Restricted Stock Grant shall be conditioned upon the Grantee’s compliance with the requirements of this section to the satisfaction of the Committee.

Section 19.     Certain Forfeitures. In the event a Grantee or former Grantee engages in a Harmful Activity while in the employ of the Company or a subsidiary, or during the period of 12 months immediately following termination of such employment, the following rules shall apply:

(a)     all Grants and Common Stock acquired under this Plan then held by the Grantee (whether vested or not) shall be forthwith forfeited without payment or other compensation of any kind; provided, however, that the Company shall remit to the Grantee the lesser of (i) the amount (if any) such Grantee paid for forfeited Grants and (ii) the fair market value of such shares as of the date of termination; and

(b)     in the event shares of Common Stock acquired under this Plan were disposed of (for or without receipt of value) during the period commencing one year prior to the initial engagement in a Harmful Activity through the 12-month anniversary of the Participant’s termination of employment with the Company or a subsidiary, then, upon written demand by the Company, the Grantee or former Grantee, as the case may be, shall forthwith remit to the Company the fair market value of such Common Stock, as determined on the date of disposition, less the amount (if any) paid by the Participant for such shares.

(c)     A Harmful Activity shall be deemed to have occurred if the Grantee shall, while employed by or providing services to the Company or within six months after termination of such employment or service, do any one or more of the following:

(1)     Use, publish, sell, trade or otherwise disclose “non-public information” of the Company unless such activity was inadvertent, done in good faith and did not cause significant harm to the Company.

(2)     After notice from the Company, fail to return to the Company any document, data, or other item or items in the Grantee’s possession or to which the Grantee has access that may involve “non-public information” of the Company.

(3)     On the Grantee’s own behalf or on behalf of any other person or entity that competes or plans to compete with the Company, solicit or entice for employment or hire any employee of the Company.

(4)     On the Grantee’s own behalf or on behalf of any other person or entity that competes or plans to compete with the Company, contact, call upon, solicit or do business with (other than a business which does not compete with any business conducted by the Company), any customer of the Company the Grantee contacted, called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not the information is or was “non-public information”) while employed by or providing services to the Company unless such activity was inadvertent, done in good faith, and did not involve a customer who the Company should have reasonably known was a customer of the Company.

(5)     Upon the Grantee’s own behalf or on behalf of any other person or entity that competes or plans to compete with the Company, engage in any business activity in competition with the Company in the same or closely related activity that the Grantee was engaged in for the Company during the one year period prior to termination of employment or termination of services.

(6)     For purpose of this Section 19, “non-public information” means, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by the Company, and that of its customers or suppliers, and that are not generally known by the public.

Section 20.     Agreements with Grantees. Each Grant made under the Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve. Notwithstanding any other provision of the Plan to the contrary, each Grant Letter shall provide that vesting of any Grant under the Plan shall be contingent upon the completion of a service period of at least one year with respect to such Grant.

Section 21.     Requirements for Issuance of Shares. No Common Stock shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Stock Option, Restricted Stock Grant, Stock Unit, SAR, or Other Equity Grant on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the shares of Common Stock issued or transferred thereunder as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

Section 22.     Headings. The section headings of the Plan are for reference only. In the event of a conflict between a section heading and the content of a section of the Plan, the content of the section shall control.

Section 23.     Effective Date of the Plan. The Plan shall become effective upon the date of approval by the shareholders of the Company which must occur within 12 months of adoption by the Board.

Section 24.     Miscellaneous.

(a)     Substitute Grants. The Committee may make a Grant to an employee, a non‑employee director, or an independent contractor or consultant of another corporation, if such person shall become an Eligible Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or a Subsidiary Corporation and such other corporation. Any such Grant shall be made in substitution for a stock option or restricted stock grant granted by the other corporation (“Substituted Stock Incentives”), but the terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute Grants.

(b)     Compliance with Law. The Plan, the exercise of Grants and the obligations of the Company to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and required approvals by any governmental or regulatory agencies. The Committee (or, in the case of Committee Grants, the Board) may revoke any Grant if it is contrary to law or modify any Grant to bring it into compliance with any valid and mandatory government regulations. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this section.

(c)     Ownership of Stock. A Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Common Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

REPUBLIC FIRST BANCORP, Inc.

REPUBLIC FIRST BANCORP, INC.
TWO LIBERTY PLACE 50 S. 16TH ST., SUITE 2400
ATTN: KEMMA BROWN
PHILADELPHIA, PA 19102

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/FRBK2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D32578-P50049

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

REPUBLIC FIRST BANCORP, INC.

The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2, 3 and 4.

		For	Withhold
1.	Election of Directors:		
	1a. Andrew B. Cohen	☐	☐
	1b. Lisa R. Jacobs	☐	☐
	1c. Harris Wildstein	☐	☐

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign. If a corporation, partnership or other entity, please sign full corporate partnership or entity name by authorized officer or person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2021 Annual Shareholders Meeting of Republic First Bancorp, Inc.

April 27, 2021 at 5:00 pm EDT

The Union League

140 S. Broad Street, Philadelphia, PA 19102

or

www.virtualshareholdermeeting.com/FRBK2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D32579-P50049

REPUBLIC FIRST BANCORP, INC.

Notice of 2021 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 27, 2021

The undersigned hereby appoints Jay Neilon and Andrew J. Logue, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the 2021 Annual Meeting of Shareholders of Republic First Bancorp, Inc. to be held on April 27, 2021, and at any postponement or adjournment thereof, and to vote all of the shares of Republic First Bancorp, Inc. common stock which the undersigned is entitled to vote, with all powers and authority the undersigned would possess if personally present. This proxy may be revoked by notice as described in the enclosed Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the Director nominees, FOR the approval of the 2021 Equity Incentive Plan, FOR the approval of the compensation of named executives and FOR the ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021. BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

By executing this proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting scheduled to be held on April 27, 2021, the Proxy Statement and Republic First Bancorp, Inc.'s 2020 Annual Report to Shareholders.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.